UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Cameron International Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAMERON

EQUIPPED
FOR EVERY
CHALLENGE
CAMERON

2012 Proxy Statement and Notice of Annual Meeting of Stockholders

Jack B. Moore Chairman of the Board

To the Stockholders of Cameron International Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of Cameron International Corporation to be held on Friday, May 11, 2012, at Cameron's corporate headquarters, 1333 West Loop South, Suite 1700, Houston, Texas, commencing at 10:00 a.m.

At this year's Annual Meeting, you will be asked to vote on a number of items more fully addressed in our Notice of Annual Meeting of Stockholders, including the election of directors, our executive pay practices, and amendments to the Company's Amended and Restated Certificate of Incorporation.

We know that most of our stockholders will not be attending the Annual Meeting in person. As a result, Cameron's Board of Directors is soliciting proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. If you do not plan to attend, please vote your shares by Internet, by telephone, or, if you received our proxy material by mail, by returning the accompanying proxy card, as soon as possible so that your shares will be voted at the meeting. Instructions on how to vote can be found in our Proxy Statement.

Thank you for your continued support of and interest in Cameron.

Very truly yours,

Jack B. Moore

CAMERON INTERNATIONAL CORPORATION 1333 West Loop South, Suite 1700 Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 a.m. on May 11, 2012
Place	1333 West Loop South, Suite 1700, Houston, Texas
Items of Business	1.	To elect four director nominees to our Board of Directors as Class II Directors.
	2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accountants for 2012.
	3.	To conduct an advisory vote to approve the Company's 2011 executive compensation.
	4.	To approve an amendment to the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") to provide for the annual election of all directors.
5.
To approve an amendment to the Company's Certificate of Incorporation to provide that, with certain exceptions, the Court of Chancery of the State of Delaware be the exclusive forum for certain legal actions.
	6.	To approve a restatement of the Certificate of Incorporation, which would integrate all amendments since its original filing in 1994 and remove obsolete provisions.
	7.	To transact any other business as may properly come before the meeting or any adjournment thereof.
Record Date	March 16, 2012
Annual Report
Cameron's Annual Report to Stockholders for the year ended December 31, 2011, which is not a part of the proxy solicitation materials, is available on our website at www.c-a-m.com/investors. If you received a printed copy of the proxy materials, a printed Annual Report was enclosed.
Notice Regarding The Availability of Proxy Materials
On or about March 28, 2012, we mailed to Stockholders who have not elected to receive printed versions of our proxy materials a Notice informing them of the Internet availability of our 2012 proxy materials and containing instructions on how to access these materials and how to vote.
Proxy Voting	Stockholders of record may vote in person at the meeting, but may also appoint proxies and vote their shares in one of three ways, by:
	•	Internet
	•	Telephone
	•	Mail
Stockholders whose shares are held by a bank, broker or other holder of record may appoint proxies and vote as instructed by that bank, broker or other holder of record.
Any proxy may be revoked at any time prior to its exercise at the meeting.

By Order of the Board of Directors,

Grace B. Holmes
Corporate Secretary and Chief Governance Officer
March 28, 2012

CONTENTS	PAGE

■PROPOSAL 2. Ratification of the Appointment of Independent Registered Public Accountants for 2012	27
Audit Related Matters	27
Report of the Audit Committee	27
Audit Committee Financial Experts	29
Principal Accounting Firm Fees	29
Pre-approval Policies and Procedures	30
■PROPOSAL 3. Advisory Vote to Approve 2011 Executive Compensation	30
Executive Compensation	31
Compensation Committee Report	31
Compensation Discussion and Analysis	31
Summary Compensation Table	47
Grants of Plan-Based Awards in Fiscal Year 2011	49
Outstanding Equity Awards at Fiscal Year-End	51
Option Exercises and Stock Vested	52
Pension Benefits Table	52
Nonqualified Deferred Compensation	53
Potential Payments Upon Termination or Change in Control	53
■PROPOSAL 4. Approval of an Amendment to the Company's Certificate of Incorporation to Provide for the Annual Election of All Directors	58
■PROPOSAL 5. Approval of an Amendment to the Company's Certificate of Incorporation to Provide that the Court of Chancery of the State of Delaware be the Exclusive Forum for Certain Legal Actions	58
■PROPOSAL 6. Approval of a Restatement of the Company's Certificate of Incorporation	59
Other Business	60
Additional Information	60
Section 16(a) Beneficial Ownership Reporting Compliance	60
Stockholder Proposals and Nominations for the 2013 Annual Meeting	60
Solicitation of Proxies	61
Electronic Delivery of Proxy Statement and Annual Report	62
Householding of Annual Meeting Materials	62
Stockholder List	63
Annual Report to Stockholders and Annual Report on Form 10-K	63
Appendix A — Amendment to the Company's Amended and Restated Certificate of Incorporation to Provide for the Annual Election of All Directors	64
Appendix B — Amendment to the Company's Amended and Restated Certificate of Incorporation to Provide that the Court of Chancery of the State of Delaware be the Exclusive Forum for Certain Legal Actions	65
Appendix C — Restated Certificate of Incorporation	66

PROXY SUMMARY INFORMATION

This Summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This is a summary only and does not contain all of the information we have included in the 2012 Proxy Statement. You should refer to the full Proxy Statement that follows for more information about the Company and the proposals you are being asked to consider.

Business Highlights

The graphs below provide a "snapshot" of the performance of the Company over the past 5 years.

Executive Compensation Highlights

In 2011, our Compensation Committee made a number of decisions impacting 2012 executive compensation (see page 32 for more details):

•
A total shareholder return ("TSR") objective was added to a portion of our performance-based restricted stock unit ("PRSU") awards.

•
The portion of our long-term incentive compensation made up of performance-based restricted stock units for 2012 was increased from 30% to 40%; and that of stock options reduced from 50% to 40%.

i

•
The target value of equity grants under our long-term incentive plan is now based upon proxy and peer group grant data for equivalent positions as well as stockholder value transfer.

•
Ten percent (10%) of annual incentive opportunities is now based on achieving improvements in safety.

The following table shows a comparison of our TSR with that of our compensation peer group and the S&P 500 for the last five years, and with that of our CEO's total compensation from year-end 2008, the year during which he became our CEO.

Compensation Comparison of CEO Compensation vs. TSR

Corporate Governance Highlights

The Board has implemented several policies and structures that are "best practices" in corporate governance, including:

•
appointing an independent Presiding Director who participates in the process of preparing meeting agendas and schedules and presides over executive sessions of the Board of Directors;

•
holding executive sessions with only independent directors present in connection with each meeting of the Board;

•
engaging Frederick W. Cook & Co., an independent executive compensation consultant;

•
adopting majority voting in connection with elections of directors;

•
maintaining minimum stock ownership guidelines applicable to directors and executive officers;

•
approving a policy prohibiting certain derivative and speculative transactions involving Company stock by executive officers, directors and key employees; and

•
eliminating excise tax gross-ups for directors and executive officers.

Proposals for Stockholder Action

Below is a summary of the proposals on which you will vote. Please review additional information regarding these proposals included in this Proxy Statement.

  Election of Directors (Proposal 1 — Page 6)

  You will find important information about the qualifications and experience of each of the four director nominees that you are being asked to elect. The Nominating and Governance Committee performs an annual review to determine that our directors have the skills, experience and qualifications necessary to effectively oversee the management of the Company. All of our directors have integrity, proven leadership and a commitment to the financial and strategic success of the Company.

  Appointment of Independent Registered Public Accountants (Proposal 2 — Page 27)

  Ernst & Young LLP has served as the Company's independent registered public accountants since 1995. You are being asked to ratify the appointment of Ernst & Young by the Audit Committee for 2012.

  Advisory Vote to Approve Executive Compensation (Proposal 3 — Page 30)

  Our stockholders have the opportunity to cast a non-binding advisory vote on our executive compensation. We recommend that you review our Compensation Discussion and Analysis beginning on page 31, which explains the actions and decisions of the Compensation Committee of the Board during 2011 regarding our compensation programs. We are pleased that last year our stockholders approved the compensation of our named executive officers by a vote of 96%. Our stockholders also expressed a preference for an annual advisory vote and the Company is again conducting such a vote this year.

  Vote on an Amendment to the Company's Certificate of Incorporation to Provide for the Annual Election of Directors (Proposal 4 — Page 58)

  Our Board is currently divided into three classes and members of each class are elected to serve for staggered three-year terms. If the amendment is adopted, directors elected prior to the filing of the amendment with the Secretary of State of the State of Delaware (including directors elected at the 2012 Annual Meeting) will complete their three-year terms and, thereafter, such directors or their successors would be elected to one-year terms. Therefore, beginning with the 2015 Annual Meeting, the declassification of the Board would be complete and all directors would be subject to annual election.

  Vote on an Amendment to the Company's Certificate of Incorporation to Provide that the Court of Chancery of the State of Delaware be the Exclusive Forum for Certain Legal Actions (Proposal 5 — Page 58)

  This Amendment provides that, unless the Company consents in writing to the selection of an alternative forum or certain specified jurisdictional reasons, the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company's stockholders, (iii) any action asserting a claim against the Company or any of its directors, officers or other employees alleging a violation of the Delaware General Corporation Law or the Company's Certificate of Incorporation or bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine.

  Vote on a Restatement of the Company's Certificate of Incorporation (Proposal 6 — Page 59)

  The restatement would incorporate all amendments to the Certificate of Incorporation approved by stockholders since the Certificate of Incorporation was filed when the Company completed its spin-off from its former parent. This would include amendments since the Certificate was initially filed in 1994, as well as any amendment approved at this meeting.

Recommendations of the Board of Directors Regarding the Proposals

Our Board unanimously recommends that you vote:

  1.
  "FOR" each of the director nominees named in the Proxy Statement;

  2.
  "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for 2012;

  3.
  "FOR" the proposal to approve, on an advisory basis, the Company's 2011 executive compensation;

  4.
  "FOR" the proposal to approve the amendment to the Certificate of Incorporation to provide for the annual election of directors;

  5.
  "FOR" the proposal to approve the amendment to the Certificate of Incorporation to provide that the Court of Chancery of the State of Delaware be the exclusive forum for certain legal actions; and

  6.
  "FOR" the proposal to approve a restatement of the Company's Certificate of Incorporation.

Communicating with the Board of Directors

Any interested party can communicate with our Board of Directors, any individual director or groups of directors by sending a letter addressed to the Board of Directors as a whole, to the individual director or to a group of directors, c/o Corporate Secretary, 1333 West Loop South, Suite 1700, Houston, Texas 77027.

Governance Documents

Governance documents, such as the Corporate Governance Principles, the Board Committee Charters, the Code of Ethics for Directors, the Code of Ethics for Senior Financial Officers, and the Code of Conduct for Employees, can be found in the "Governance" section of our website: www.c-a-m.com. Please note that documents and information on our website are not incorporated herein by reference. These documents are also available at no cost in print by writing to the Corporate Secretary, 1333 West Loop South, Suite 1700, Houston, Texas 77027.

Information about the Notice of Internet Availability of Proxy Materials

Pursuant to Securities and Exchange Commission ("SEC") rules and regulations, we have provided a Notice regarding Internet access to our proxy materials, including our 2011 Annual Report, to you because you have not elected to receive our proxy materials by mail. The Notice contains instructions on how you can access our proxy materials over the Internet as well as on how to request a printed copy. If you received such a Notice, you will not receive a printed copy of our proxy materials unless you request one.

If you wish to receive our proxy materials by mail in the future, you can so choose by following the instructions in the Notice Regarding the Availability of Proxy Materials. Your election to receive proxy materials by email will remain in effect until you terminate it.

Stockholders who hold their shares in "street-name", that is other than directly in their own names, but in the name of a bank, broker, or other holder of record, will receive a Notice Regarding the Availability of Proxy Materials directly from their bank, broker, or other holder of record.

Important Notice Regarding the Availability of Proxy Materials for the
2012 Annual Meeting of Stockholders to Be Held on May 11, 2012

    Our 2012 Proxy Statement and 2011 Annual Report are available free of charge on our website at www.c-a-m.com/Forms/AnnualReportsAndProxy.aspx

v

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 11, 2012

This Proxy Statement, and the accompanying proxy/voting instruction card ("proxy card"), are being made available to stockholders of record of Cameron International Corporation ("the Company") by the Company's Board of Directors ("Board") in connection with its solicitation of proxies to be used at the Company's 2012 Annual Meeting of Stockholders, scheduled to be held on May 11, 2012, or any postponements and adjournments thereof ("Annual Meeting" or "Meeting"). This Proxy Statement and any accompanying proxy card were first made available to stockholders beginning March 28, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

A Notice of Annual Meeting of Stockholders or Notice Regarding the Availability of Proxy Materials has been provided to you because the Board is soliciting your proxy to vote your shares at the Company's upcoming Annual Meeting.

What is the purpose of the Annual Meeting?

At the Meeting, our stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement.

Where can I find more information about proxy voting?

The SEC has created an educational website where you can learn more about proxy voting — www.sec.gov/spotlight/proxymatters.shtml.

Who is entitled to vote at the Meeting?

Owners of shares of the common stock of the Company ("Common Stock") at the close of business on March 16, 2012, (the "Record Date"), are entitled to vote at and participate in the Annual Meeting.

Participants in the Company's retirement savings plans, the Company-sponsored Individual Account Retirement Plan, the Nonqualified Deferred Compensation Plan, and the Deferred Compensation Plan for Non-employee Directors (collectively, "Retirement or Deferred Compensation Plans" or "Plans") may give voting instructions with respect to the Common Stock credited to their accounts in the Plans to the

Plans' trustees who have the actual voting power over the Common Stock in the Plans.

What are the voting rights of holders of Common Stock?

Each outstanding share of Common Stock will be entitled to one vote on each matter to come before the Meeting.

What happens if additional matters are presented at the Meeting?

If another proposal is properly presented for consideration at the Meeting, the persons named in the proxy card will vote as recommended by the Board or, if no recommendation is given, these persons will exercise their discretion in voting on the proposal.

How can shares be voted?

Shares of Common Stock can be voted in person at the Meeting or they can be voted by proxy or voting instructions can be given, in one of three ways, by:

•
Internet

•
telephone

•
mail

The instructions for each are on the proxy card, in the Notice Regarding the Availability of Proxy Materials, or on the voting form enclosed with the proxy from the trustee, bank or brokerage firm.

How will votes be counted?

For shares held in your own name, votes will be counted as directed, except when no choice for any particular matter is made. In that case, and only for the matter for which no choice is indicated, the shares will be voted as recommended by the Board unless the shares are held in one of the Retirement or Deferred Compensation Plans. If held in one of these Plans, they will be voted in the same proportion as the other shares in the Retirement or Deferred Compensation Plans have been voted.

For shares held indirectly through a bank, broker or other holder of record, unless you give your broker, bank or other holder of record specific instructions, your shares will not be voted on any of the proposals other than Proposal 2. Under the New York Stock Exchange ("NYSE") rules that govern voting by brokers of shares held in street name, brokers have the discretion to vote these shares only on routine matters, but not on non-routine matters, as defined by those rules. The only matter that will be voted on that is considered routine under these rules is Proposal 2, the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants for fiscal year 2012.

What vote is required for approval?

With regard to Proposal 1, our Bylaws require that director nominees are elected by an affirmative vote of the majority of votes cast, except for certain exceptions that are not currently applicable.

The affirmative vote of the majority of shares of our common stock represented at the meeting and entitled to vote thereat is required for approval of each of the following proposals: Proposal 2 (ratification of independent registered public accountants) and Proposal 3 (advisory vote on the Company's 2011 executive compensation). The affirmative vote of 50% of the outstanding shares of common stock of the Company is required for approval of Proposal 5 (amendment of the Certificate of Incorporation to provide for the exclusive forum for certain legal actions in the Court of Chancery of the State of Delaware), and

Proposal 6, (a restatement of the Certificate of Incorporation).

The affirmative vote of 80% of the outstanding shares of common stock of the Company is required for approval of Proposal 4 (amendment of the Certificate of Incorporation to provide for the annual election of directors).

Two of the matters that will be presented to a vote of stockholders are advisory in nature and will not be binding on the Company or the Board of Directors: Proposal 2 (ratification of the appointment of independent registered public accountants) and Proposal 3 (approval of the 2011 executive compensation).

What is a broker non-vote and what is the effect of a broker non-vote?

A "broker non-vote" occurs when a street-name stockholder does not give instructions to the holder of record on how the stockholder wants his or her shares voted, but the holder of record exercises its discretionary authority under the rules of the NYSE to vote on one or more, but not all, of the proposals. In such a case, a "broker non-vote" occurs with respect to the proposals not voted on. Shares represented by "broker non-votes" will, however, be counted in determining whether a quorum is present.

In the absence of instructions from the stockholder, the holder of record may exercise its discretionary authority and vote the shares it holds as a holder of record only for Proposal 2 (the ratification of the appointment of the independent registered public accountants), and does not have the discretionary authority to vote them on any of the other Proposals.

Therefore, if you are a street-name stockholder, your shares will not be voted on any Proposal for which you do not give your broker, bank or other holder of record instructions on how to vote on any Proposal other than Proposal 2.

What is an abstention and what is the effect of an abstention?

If you do not desire to vote on any proposal or have your shares voted as provided for in the preceding answer, you may abstain from voting by marking the appropriate space on the proxy card or by following the telephone or Internet instructions. Shares voted as abstaining will be counted as present for the purpose of establishing a quorum and the purpose of determining the number of votes needed for approval of any proposal before the Meeting other than Proposals 4, 5 and 6.

Abstentions will be counted as votes cast but since they are not counted as "For", they have the effect of a negative vote for Proposals 1, 2 and 3.

What constitutes a quorum?

The presence at the Meeting of the holders of a majority of the shares of the Common Stock outstanding on the Record Date, in person or by proxy, will constitute a quorum, permitting business to be conducted at the Meeting. As of the Record Date, 246,330,922 shares of Common Stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of Common Stock representing at least 123,165,462 votes will be required to establish a quorum.

What shares will be considered "present" at the Meeting?

The shares voted at the Meeting, shares properly voted by Internet or telephone and shares for which properly signed proxy cards have been returned will be counted as "present" for purposes of establishing a quorum. Proxies containing instructions to abstain on one or more matters, those voted on one or more matters and those containing broker non-votes will be included in the calculation of the number of votes considered to be present at the Meeting.

How can a proxy be revoked?

You can revoke a proxy at any time prior to a vote at the Meeting by:

•
notifying the Secretary of the Company in writing;

•
signing and returning a proxy with a later date; or

•
subsequent vote by Internet or telephone.

Shares held in the name of a bank, broker or other institution may be revoked pursuant to the instructions provided by such institution.

Who will count the votes?

The Company has hired a third party, Computershare Trust Company, N.A., to determine whether or not a quorum is present at the Meeting and to tabulate votes cast.

Where can I find the results of the voting?

The voting results will be announced at the Meeting and filed on a Form 8-K with the Securities and Exchange Commission within four business days of the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners

The following table lists the stockholders known by the Company to have been the beneficial owners of more than 5% of the Common Stock outstanding as of December 31, 2011, and entitled to be voted at the Meeting:

Name and Address of Beneficial Owner	Shares of Common Stock	Percent of Common Stock
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street Baltimore, MD 21202	17,509,980	7.10%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	15,119,098	6.17%
(1)
According to a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. ("Price Associates") as of December 31, 2011, Price Associates had sole voting power over 5,637,643 shares of Common Stock and sole dispositive power over 17,509,980 shares of Common Stock. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)
According to a Schedule 13G filed with the SEC by BlackRock Inc. ("BlackRock") as of December 31, 2011, BlackRock had sole voting power and sole dispositive power over 15,119,098 shares of Common Stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock of Cameron, but no one person's interest is more than five percent of the total outstanding Common Stock.

Security Ownership of Management

The following table sets forth, as of December 31, 2011, unless otherwise noted, the number of shares of Common Stock beneficially owned (as defined by the SEC) by each current director and each executive officer named in the Summary Compensation Table included herein who is not also a director, and by all directors and executive officers as a group.

Directors	Number of Shares of Common Stock Owned	Number of Shares That May Be Acquired By Options Exercisable Within 60 Days(1)	Percent of Class
C. Baker Cunningham	87,376	0	*
Sheldon R. Erikson	1,487,291	472,666	*
Peter J. Fluor	62,834	0	*
Douglas L. Foshee	24,298	0	*
Rodolfo Landim	2,755	0	*
Jack B. Moore	333,837	691,289	*
Michael E. Patrick	49,192	0	*
Jon Erik Reinhardsen	18,994	0	*
David Ross	33,192	0	*
Bruce W. Wilkinson	52,534	0	*
Executive Officers Named in the Summary Compensation Table Other Than Those Listed Above:
Charles M. Sledge	120,243	173,968(2)	*
John D. Carne	99,713	182,469(2)	*
William C. Lemmer	150,897	186,636(2)	*
James E. Wright	78,599	136,267	*
All directors and executive officers as a group (17 persons, including those named above)	2,722,164	2,065,212	2.0
*
Indicates ownership of less than one percent of Common Stock outstanding.

(1)
As defined by the SEC, securities beneficially owned include securities that the above persons have the right to acquire at any time within 60 days after December 31, 2011.

(2)
Includes shares held in the Company's Retirement Savings Plan as of December 31, 2011.

ELECTION OF DIRECTORS — Proposal Number 1 on the Proxy Card

The Company's Certificate of Incorporation provides for a Board of Directors of between five and fifteen members divided into three classes. The current number of authorized directors is ten. The term of each class of directors is three years, and the term of one class expires each year in rotation, so that approximately one-third of the Board is elected each year. The term of the Class II directors expires at this year's Meeting, at which the stockholders will elect new Class II directors. The current Class II directors are C. Baker Cunningham, Sheldon R. Erikson, Douglas L. Foshee, and Rodolfo Landim.

Pursuant to the Company's Bylaws, directors are elected by a majority of the votes cast in the election, except in the case where there are more director nominees than open board seats. Should an incumbent director nominee be required, but fail, to receive a majority of the votes cast in the election, under the terms of our director resignation policy that director must submit his or her resignation to our Nominating and Governance Committee within five days of the election. The Committee will have 45 days from the election to accept or reject the resignation. In making its decision, the Committee may consider all factors it deems relevant, including the stated reason(s) why the stockholders voted against the director's election or re-election, whether the underlying reason for the failure to receive a majority vote is a Company matter that could be cured, the qualifications of the director, and whether the resignation would be in the best interests of the Company and its stockholders. The full Board will then have an additional 30 days to consider the Committee's recommendation. The Board's decision and its reasons therefore will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days of its decision.

The Board recommends that stockholders vote "FOR" the election of each of the nominees.

SELECTION CRITERIA AND QUALIFICATIONS OF DIRECTOR CANDIDATES

Director Selection Process

The Nominating and Governance Committee is responsible for developing the Company's slate of candidates for director nominees for election by stockholders, which the Committee then recommends to the Board for its consideration. The Committee customarily engages the services of a third-party search firm to assist in the identification or evaluation of Board member candidates when searching for director nominees.

The Committee determines the required selection criteria and qualifications for director nominees based upon the needs of the Company at the time nominees are considered. The Committee determines these needs in relation to the composition of the Board evaluated as a whole. The Committee's primary objective is to assemble a group that can effectively work together using its diversity of experience and perspectives to see that the Company is well managed and represents the interests of the Company and its stockholders.

The qualifications the Committee uses to judge and select director candidates, including diversity, are discussed in "Director Selection Criteria," below. The Committee will consider the same criteria for nominees whether identified by the Committee, by stockholders or by some other source. When current Board members are considered for nomination for re-election, the Nominating and Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

Stockholders wishing to identify a candidate for director may do so by sending the following information to the Nominating and Governance Committee, c/o Corporate Secretary, 1333 West Loop South, Suite 1700, Houston, Texas 77027: (1) the name of the candidate and a brief biographical sketch and resumé; (2) contact information for the candidate and a document evidencing the candidate's willingness to serve as a director, if elected; and (3) a signed statement as to the submitting stockholder's current status as a stockholder and the number of shares currently held.

The Nominating and Governance Committee assesses each candidate based upon the candidate's resumé and biographical information, willingness to serve, and other background information. This information is evaluated against the criteria set forth below and the specific needs of the Company at the time. Based upon this preliminary assessment, candidates may be invited to participate in a series of interviews. Following this process, the Nominating and Governance Committee determines which candidates to recommend to the Board for nomination for election by our stockholders at the next annual meeting. The Nominating and Governance Committee uses the same process for evaluating all candidates, regardless of how the candidates are brought to the attention of the Committee.

No candidates for director were submitted to the Nominating and Governance Committee by any stockholder in connection with the 2012 Annual Meeting. Any stockholder desiring to present a director candidate for consideration by the Committee for our 2013 Annual Meeting must do so prior to September 1, 2012, in order to provide adequate time to duly consider the candidate and comply with our Bylaws.

Director Selection Criteria

A candidate, at a minimum, must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should be persons of high integrity who have exhibited proven leadership capabilities, experience with high levels of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and the complexities of a global industry subject to a myriad of laws and regulations. Candidates should have large public company experience and experience in the energy or oilfield service industry, preferably including operational experience, and hold or have held an established executive level position in business, finance or education. In general, qualified candidates who are currently serving as executive officers of unrelated entities would be preferred. The Nominating and Governance Committee will consider these same criteria for nominees whether identified by the Committee, by stockholders or by some other source. When current Board members are considered for nomination for re-election, the Nominating and Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

Cameron is a diverse, global enterprise that generates approximately half of its revenues from locations outside the U.S. We do business in 300 locations, in more than 50 countries, with a workforce more than half of which is outside the U.S., spread over six continents. We translate our Compliance materials into ten different languages. We believe diversity includes gender and race, but we also believe it includes geographical and cultural diversity. As a company that has expanded significantly outside the U.S., it is important to, and in the best interest of, the Company to think in global terms and define diversity accordingly. While we believe that the primary criteria should be whether candidates have the qualifications, experience, skills and talents required to oversee the operations of a corporation as large and as complex as Cameron, we also believe that diversity is an important ingredient in a successful board mix. The Charter of our Nominating and Governance Committee provides that when evaluating director candidates, consideration will be given to those otherwise qualified individuals who offer diversity of geographical and/or cultural background, race/ethnicity, and/or gender, and that any search firm retained to assist the Committee in identifying director candidates be instructed to seek out and include diverse candidates for consideration.

In 2009, the Board elected Jon Erik Reinhardsen, president and CEO of Petroleum Geo-Services ASA, as a director. Mr. Reinhardsen, a Norwegian who resides in Oslo, Norway, has extensive experience in the global oilfield service industry, particularly in his home country, which is an important oil and gas producing region.

In 2011, the Board elected Rodolfo Landim, controlling partner and managing director of Mare Investimentos S.A., as a director. He provides extensive experience in the oil and gas industry, particularly within the oilfield service sector. Mr. Landim is a Brazilian residing in Rio de Janeiro and has held leadership and executive positions in several Brazilian entities, including Petroleo Brasileiro S.A. which is a wholly-owned subsidiary of Petrobras, for over 30 years.

Qualifications of Director Nominees and Continuing Directors

The Nominating and Governance Committee and the Board of Directors have determined that each of our current directors meets the criteria that have been established. The following are the names of the nominees for director and the continuing directors, in order of their classification, including a description of each director's experience, qualifications and skills.

Director Nominees

CLASS II — TERM ENDING 2015

The Nominating and Governance Committee has recommended, and the Board has nominated, the following for reelection as Class II directors for a three-year term expiring at the Annual Meeting of Stockholders in 2015, or when their successors are elected and qualified. If any of the director nominees is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy, or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

The names of the nominees for director, their principal occupations during the past five years, other directorships held within the past five years, and certain other information are set out below.

C. BAKER CUNNINGHAM, Former Chairman of the Board, CEO and President of Belden Inc. and Belden CDT Inc. Director Since: 1996

Skills and Qualifications:

•

Executive Leadership and Financial Oversight

•

Energy/Oil Field Services Experience

•

International Operations

•

Engineering & Manufacturing Background

•

Former CEO

•

Advanced Degree

•

Corporate Governance

Current Directorships: Rea Magnet Wire Company, Inc. Former Directorships Held During the Past 5 Years: None Committee Assignments: Compensation Nominating and Governance

Mr. Cunningham, age 70, has demonstrated his leadership capabilities, senior-level experience and the ability to deal with the complexities of business and finance in a global context and brings to our Board an in-depth knowledge of operations, finance and corporate governance. In addition, he has an engineering and manufacturing background, two of the core competencies required of the Company.

He has served in the roles of Chairman of the Board, CEO and President, first with Belden Inc., a wire, cable and fiber optic products manufacturing company, and then following a merger, as the President, CEO and director, of Belden CDT Inc., a manufacturer of high-speed electronic cables, focusing on products for the specialty electronic and data networking markets, including connectivity, with manufacturing operations in countries around the world. Mr. Cunningham also held a number of executive positions, including Executive Vice President, Operations, with Cooper Industries Inc., a diversified manufacturer, marketer and seller of electronic products, tools and hardware.

Mr. Cunningham is a director of Rea Magnet Wire Company, Inc., a privately held corporation in Fort Wayne, Indiana, and serves in positions of leadership in charitable and non-profit organizations, including President and a director of the Central Institute for the Deaf, St. Louis, Missouri.

He has a B.S. degree in Civil Engineering from Washington University, an M.S. degree in Civil Engineering from Georgia Institute of Technology, and an M.B.A. from the Harvard Graduate School of Business Administration.

SHELDON R. ERIKSON, Former Chairman of the Board, Chief Executive Officer and President of Cameron Director Since: 1995

Skills and Qualifications:

•

Executive Leadership and Financial Oversight

•

Energy/Oil Field Services Experience

•

International Operations

•

Engineering & Manufacturing Background

•

Former CEO

•

Advanced Degree

•

Corporate Governance

Current Directorships: Endeavour International Corporation Rockwood Holdings, Inc. Former Directorships Held During the Past 5 Years: None Committee Assignment: None

Mr. Erikson, age 70, was Chairman of the Board of Cameron from 1996 to May 2011. He was CEO and President of Cameron from the time of its creation in 1995 through the transition to our current President and CEO on April 1, 2008. Under Mr. Erikson's leadership, guidance and direction, Cameron grew from a company with annual revenues of $1.14 billion to one with $6.135 billion when Mr. Erikson retired in 2008. His knowledge of the Company and the industry and his continued involvement with the Company following the transition to our new CEO is of great value to the Board and the Company.

Prior to assuming his leadership role with Cameron, Mr. Erikson had a long and distinguished career in the energy and manufacturing sectors. He was Chairman of the Board, President and CEO of The Western Company of North America, an international petroleum service company engaged in pressure pumping, well stimulating and cementing and offshore drilling. Previously, he was President of the Joy Petroleum Equipment Group of Joy Manufacturing Company.

Mr. Erikson is a director of Endeavour International Corporation, an oil and gas exploration and production company, and Rockwood Holdings, Inc., a company in the specialty chemicals and advanced materials businesses, and has been a director of Triton Energy Company and Spinnaker Exploration Company, both oil and gas exploration companies, Layne Christensen Co., a provider of services and related products for the water, mineral and energy markets, and NCI Building Systems, a provider of products and services for the construction industry. He also serves on the boards of directors of the National Petroleum Council, American Petroleum Institute, National Ocean Industries Association and the Petroleum Equipment Suppliers Association, of which he is a past chairman. He also serves in positions of leadership in charitable and non-profit organizations, including The University of Texas MD Anderson Cancer Center and the Texas Heart Institute.

He has an M.B.A. from the Harvard Graduate School of Business Administration and studied engineering and economics at the University of Illinois.

DOUGLAS L. FOSHEE, Chairman, President & Chief Executive Officer of El Paso Corporation Director Since: 2008

Skills and Qualifications:

•

Executive Leadership and Financial Oversight

•

Energy/Oil Field Services Experience

•

Current CEO

•

Other Director Experience

•

International Operations

•

Corporate Governance

•

Advanced Degree

Current Directorships: El Paso Corporation El Paso Pipeline GP Company, L.L.C. Former Directorships Held During the Past 5 Years: None Committee Assignment: Audit

Mr. Foshee, age 52, is the Chairman and CEO of El Paso Corporation and a director of El Paso Pipeline GP Company, L.L.C., the general partner of El Paso's publicly traded master limited partnership, El Paso Pipeline Partners, L.P. He provides significant experience in the oil and gas industry and a depth of financial and corporate governance knowledge. He has held leadership and executive positions in the oilfield service sector, in which Cameron competes, and in finance.

Mr. Foshee served as Executive Vice President and Chief Operating Officer and Executive Vice President and Chief Financial Officer of Halliburton Company. Prior to Halliburton, he was President, CEO and Chairman of Nuevo Energy Company, an exploration and production company, and CEO and Chief Operating Officer of Torch Energy Advisors Inc., a privately-held energy company. He held various positions in finance and new business ventures with ARCO International Oil and Gas Company and spent several years in energy banking. He served as a Trustee of AIG Credit Facility Trust, overseeing the U.S. government's equity interest in American International Group for the benefit of the U.S. Treasury, and is Chairman of the Federal Reserve Bank of Dallas, Houston Branch.

He is on the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University, Rice University's board of trustees and KIPP Houston's board of trustees. He also serves in positions of leadership in charitable and non-profit organizations, including the Texas Business Hall of Fame Foundation, Central Houston, Inc. and the Greater Houston Partnership.

Mr. Foshee has an MBA from the Jesse H. Jones School at Rice University, a B.B.A. degree from Southwest Texas State University and is a graduate of the Southwestern Graduate School of Banking at Southern Methodist University.

RODOLFO LANDIM, Controlling Partner and Managing Director of Mare Investimentos S.A. and Chief Executive Officer, YXC Oleo e Gas Director Since: 2011

Skills and Qualifications:

•

Executive Leadership and Financial Oversight

•

Energy/Oil Field Services Experience

•

International Operations

•

Engineering & Manufacturing Background

•

Current CEO

•

Other Director Experience

Current Directorships: Mare Investimentos S.A. Former Directorships Held During the Past 5 Years: Smith International, Inc. Wellstream Holding PLC Committee Assignment: Audit

Rodolfo Landim, age 54, is the Controlling Partner and Managing Director of Mare Investimentos S.A., a private equity and venture capital firm that seeks to invest in supply chain goods and services for the oil and gas sector in Brazil, and Chief Executive Officer of YXC Oleo e Gas, a Brazilian oil & gas company integrating business strategy and technical expertise to Brazil's exploration sector. He was elected to the Board in October 2011, and is the Board's second non-U.S. director. He provides extensive experience in the oil and gas industry, particularly within the oilfield service sector. He has held leadership and executive positions in several Brazilian entities for over 30 years.

He has served as President; Chief Executive Officer of OSX Brasil, an oil service company; Chief Executive Officer of OGX Petróleo e Gás Participaçöes S.A., the second largest Brazilian oil and gas company; Executive President of MMX Mineração & Metálicos S.A., a company operating in the mining, metal and logistics sectors. He also has served in various leadership positions with Petroleo Brasileiro S.A., a wholly-owned subsidiary of Petrobras. He is a former director of Smith International, Inc. and Wellstream Holding PLC in the United Kingdom and several public and private companies in Brazil.

He has a B.S. degree in Civil Engineering from Universidade Federal Do Rio De Janeiro, Petroleum Engineering Coursework from the University of Alberta, Edmonton, Alberta, Canada, and completed the Program for Management Development (PMD) at Harvard Business School.

Continuing Directors

CLASS III — TERM ENDING 2013

Michael E. Patrick, Former Vice President and Chief Investment Officer of Meadows Foundation, Inc. Director Since: 1996

Skills and Qualifications: • Financial Oversight • Energy/Oil Field Services Experience • Advanced Degree • Other Director Experience	Current Directorships: Apptricity Corporation Former Directorships Held During the Past 5 Years: BJ Services Company Committee Assignments: Audit, Chairman Compensation

Michael E. Patrick, age 68, brings to the Board and Cameron a depth of knowledge of the financial markets and matters of finance in general, as well as experience as a director of oil and gas service companies for 20 years. Until his retirement in 2010, he served as the Vice President and Chief Investment Officer of Meadows Foundation, Inc., a philanthropic association.

He is a director of Apptricity Corporation, which provides enterprise applications and services used to automate financial management, advanced logistics, supply chain, and workforce management, and was a director of BJ Services Company, an oilfield services company acquired by Baker Hughes International in 2010. He was a director of The Western Company of North America, an oilfield service company acquired by and merged into BJ Services Company.

He has a B.B.A. degree from Harvard University and an M.B.A. from the Harvard Graduate School of Business Administration and has been a director of Cameron since 1996.

Jon Erik Reinhardsen, President and Chief Executive Officer of Petroleum Geo-Services ASA Director Since: 2009

Skills and Qualifications: • Executive Leadership and Financial Oversight • Energy/Oil Field Services Experience • International Operations • Current CEO • Other Director Experience • Advanced Degree

Current Directorships:

Höegh LNG Holdings Ltd.

Höegh Autoliners Holding AS

AWilhelmsen Management AS

Former Directorships Held During the Past 5 Years:

None

Committee Assignment:

Audit

Nominating and Governance

Jon Erik Reinhardsen, age 55, adds to the Board a unique geographical and cultural perspective and he provides knowledge of the oil and gas industry, the oilfield service sector, and experience with other global industries from an executive level. He is President and CEO of Petroleum Geo-Services ASA (PGS), a company headquartered in Lysaker, Norway, that provides a broad range of products to help oil companies find oil and gas reserves offshore worldwide, including seismic and electromagnetic services, data acquisition, processing, reservoir analysis/interpretation and multi-client library data. He has been a Vice President of Alcoa Inc. and President of its Primary Products Global Growth, Energy and Bauxite businesses, and a Group Executive Vice President. He has also held various senior-level positions with Aker Kvaerner ASA, a provider of engineering and construction services, technology products and integrated solutions.

Mr. Reinhardsen's expertise with large-scale projects for offshore drilling, similar in scope and complexity to those of PGS and Aker Kvaerner, is extremely helpful in Cameron's evaluation and execution of its subsea systems projects. He serves on the boards of Höegh LNG Holdings Ltd., a provider of maritime LNG transportation and regasification services and publicly listed on the Oslo Stock Exchange, Höegh Autoliners Holding AS, a privately-owned Norwegian company and global provider of Ro/Ro vehicle transportation services which operates Pure Car and Truck Carriers (PCTCs) in global trade systems, and AWilhelmsen Management AS, a privately-owned investment company located in Oslo, Norway with holdings in shipping, retail, real estate, cruise vacations, and financial investments.

He has a Masters of Science degree in Applied Mathematics/Geophysics from the University of Bergen, Norway and attended the International Executive Program at the International Institute for Management Development in Lausanne, Switzerland.

Bruce W. Wilkinson, Principal of ANCORA Partners, LLC; Former Chairman, Chief Executive Officer and President of McDermott International, Inc. Director Since: 2002

Skills and Qualifications:

•

Executive Leadership and Financial Oversight

•

Energy/Oil Field Services Experience

•

Former CEO

•

Other Director Experience

•

International Operations

•

Corporate Governance

•

Advanced Degree

Current Directorships: PNM Resources, Inc. Former Directorships Held During the Past 5 Years: McDermott International, Inc. Committee Assignments: Compensation Nominating and Governance

Bruce W. Wilkinson, age 67, currently is a principal of ANCORA Partners, LLC, a private equity group. He provides extensive experience to the Board as a result of having served as Chairman, CEO and President of McDermott International, Inc., a leading global engineering and construction company serving the energy and power industries. In addition to his knowledge of the oilfield service sector and governance matters affecting public corporations, Mr. Wilkinson's familiarity with the large-scale, complex projects undertaken by McDermott is valuable to Cameron's evaluation and execution of its subsea systems projects, which carry similar challenges of scope and complexity.

He has served as Chairman and CEO of Chemical Logistics Corporation, a company formed to consolidate chemical distribution companies; President and CEO of Tyler Corporation, a diversified manufacturing and service company; Interim President and CEO of Proler International, Inc., a ferrous metals recycling company; and Chairman and CEO of CRSS, Inc. a global engineering and construction services company. He has also been a Principal of Pinnacle Equity Partners, L.L.C., a private equity group.

He serves on the Board of Directors of PNM Resources, Inc., an energy holding company based in New Mexico. He also serves in positions of leadership in charitable and non-profit organizations, including the University of St. Thomas in Houston, Texas, and the Duchesne Academy of the Sacred Heart in Houston, where he serves as a Trustee of each.

Mr. Wilkinson has B.A. and J.D. degrees from the University of Oklahoma and an LLM from the University of London.

CLASS I — TERM ENDING 2014

Peter J. Fluor, Chairman of the Board and Chief Executive Officer of Texas Crude Energy, LLC Director Since: 2005

Skills and Qualifications: • Executive Leadership and Financial Oversight • Energy/Oil Field Services Experience • Current CEO • Other Director Experience • International Operations • Advanced Degree

Current Directorships:

Anadarko Petroleum Corporation

Fluor Corporation

Texas Crude Energy, Inc.

Former Directorships Held During the Past 5 Years:

Devon Energy Company

Committee Assignments:

Compensation Committee, Chairman

Peter J. Fluor, age 64, is the Chairman of the Board and CEO of Texas Crude Energy, Inc., a private, independent oil and gas exploration company, where he has been employed since 1972 in positions of increasing responsibilities, including President and Chief Financial Officer. He offers the perspective of an experienced leader and executive in the energy industry. He is a director of Fluor Corporation, a provider of engineering, procurement, construction, maintenance and project management, for which he served as Interim Chairman from January 1998 through July 1998, and is currently its Lead Independent Director. He is also a director of Anadarko Petroleum Corporation and a former director of Devon Energy Company, both exploration and production companies. He is a member of the All-American Wildcatters Association, and an Emeritus member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University. He also serves in positions of leadership in charitable and non-profit organizations.

He has a B.S. degree in Business and an M.B.A. from the University of Southern California.

Jack B. Moore, Chairman, President and Chief Executive Officer of Cameron Director Since: 2007

Skills and Qualifications:

•

Executive Leadership and Financial Oversight

•

Energy/Oil Field Services Experience

•

Current CEO

•

Other Director Experience

•

International Operations

•

Corporate Governance

Current Directorships: KBR Corporation Former Directorships Held During the Past 5 Years: None Committee Assignments: None

Jack B. Moore, age 58, is our current Chairman, President and CEO. He has a wealth of experience with Cameron and in the oilfield service sector and has had positions of increasing responsibility throughout his career evidencing his leadership capabilities and his understanding of the business and financial complexities of a global manufacturing company. Prior to becoming our President and CEO, he was Cameron's Chief Operating Officer, the President of Cameron's Drilling and Production Systems group and General Manager of Cameron's Western Hemisphere.

Before joining Cameron, he held various management positions, including Vice President, Eastern and Western Hemisphere Operations, of Baker Hughes Incorporated, where he was employed for 23 years. He currently serves on the Board of KBR Corporation, a technology-driven engineering, procurement and construction (EPC) company and defense services provider. He served on the board of Maverick Tube Corporation, a manufacturer of metal tubular goods for oil drilling, from 2005 until it was sold to Tenaris, S.A. in 2006. He serves on the Board of the Petroleum Equipment Suppliers Association, where he served as Chairman of the Board, the National Ocean Industries Association, and the American Petroleum Institute. He also serves in positions of leadership in charitable and non-profit organizations, including Spindletop Charities, the Greater Houston Partnership and The University of Houston C.T. Bauer College of Business Dean's Executive Board.

Mr. Moore has a B.B.A. from the University of Houston and attended the Advanced Management Program at Harvard Graduate School of Business Administration.

David Ross, Presiding Director and Investor Director Since: 1995

Skills and Qualifications:

•

Executive Leadership and Financial Oversight

•

Energy/Oil Field Services Experience

•

Former CEO

•

Other Director Experience

•

Academia/Education

•

Corporate Governance

•

Advanced Degree

Current Directorships:

None

Former Directorships Held During the Past 5 Years:

Compete-At.com

Process Technology Holdings

Nuevo Energy Company

Committee Assignments:

Nominating and Governance, Chairman

Audit

David Ross, age 71, is our Presiding Director. He offers broad executive experience in the oil and gas industry, finance and academia. He was Chairman and CEO of the Sterling Consulting Group, a firm which provides analytical research, planning and evaluation services to companies in the oil and gas industry; before that, he was a principal in the Sterling Group, a firm engaged in leveraged buyouts, primarily in the chemical industry, and in Camp, Ross, Santoski & Hanzlik, Inc., which provided planning and consulting services to the oil and gas industry; and was Treasurer of Enstar Corporation, an oil and gas company. He is an Emeritus member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University and was an Adjunct Professor of Finance at Rice University for 25 years.

He has been a director of Compete-At.com, a company which provides online event registration and membership software, Process Technology Holdings, a company that manufactures linear valve actuators, and a director of Nuevo Energy Company, an exploration and production company. He also serves in positions of leadership in charitable and non-profit organizations, including the Nantucket Conservation Foundation and the Nantucket Historical Association.

Mr. Ross has a B.A. degree in Mathematics from Yale and an M.B.A. from the Harvard Graduate School of Business Administration.

Composite Business Experience of Directors

The following table notes the breadth and variety of business experience that each of our directors brings to the Company.

Name	Executive Leadership	Financial Oversight Responsibilities	Energy/Oil Field Services	International Operations	Current or Former CEO	Advanced Degree	Other Director Experience
C. Baker Cunningham	✓	✓	✓	✓	✓	✓	✓
Sheldon R. Erikson	✓	✓	✓	✓	✓	✓	✓
Peter J. Fluor	✓	✓	✓	✓	✓	✓	✓
Douglas L. Foshee	✓	✓	✓	✓	✓	✓	✓
Rodolfo Landim	✓	✓	✓	✓	✓		✓
Jack B. Moore	✓	✓	✓	✓	✓		✓
Michael E. Patrick	✓	✓	✓			✓	✓
Jon Erik Reinhardsen	✓	✓	✓	✓	✓	✓	✓
David Ross	✓	✓	✓		✓	✓	✓
Bruce W. Wilkinson	✓	✓	✓	✓	✓	✓	✓

CORPORATE GOVERNANCE

Overview

Corporate governance is typically defined as the system that allocates authority, duties and responsibilities among a company's stockholders, board of directors and management. The stockholders elect the directors and vote on extraordinary matters; the board of directors acts as a company's governing body and is responsible for oversight of a Company's business and affairs and for hiring, overseeing, evaluating and compensating executive officers, particularly the chief executive officer ("CEO"); and management is responsible for managing a company's day-to-day operations.

The business and affairs of our Company are governed in accordance with the provisions of the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws. Our Board has adopted written policies to further guide and regulate actions.

Corporate Governance Principles

These Principles set out the essence of our rules and guidelines for self-governance and address such matters as the functions and duties of directors and the Board, the desired composition of our Board, its procedures as well as other matters such as stock ownership guidelines.

Code of Ethics for Directors

This Code is designed to promote honest and ethical conduct and compliance with applicable laws, rules, regulations and standards. Our Board recognizes that no code of conduct and ethics can replace the thoughtful behavior of an ethical director, but such a code can focus attention on areas of ethical risk, provide guidance to help recognize and deal with ethical issues, and help to foster a culture of honesty and accountability.

Code of Conduct

Our Code of Conduct applies to all of our employees and contractors and is designed to promote honest and ethical conduct and to articulate and provide guidance on our commitment to several key matters such as safety and health, protecting the environment, fair dealing, proper stewardship of our products, use of company resources, and accurate communication about our finances and products. It also addresses the many legal and ethical facets of integrity in business dealings with customers, suppliers, investors, the public, governments and the communities where we do business. Our Code of Conduct has been translated into more than ten languages and is distributed to our employees, who certify their commitment to and compliance with the Code on an annual basis.

Board's Role in Risk Oversight

Our Board has and exercises ultimate oversight responsibility with respect to the management of the strategic, operational, financial and legal risks facing the Company and its operations and financial condition. The Board is involved in setting the Company's business and financial strategies and establishing what constitutes the appropriate level of risk for the Company and its business segments. Various committees of the Board also have responsibility for risk management.

The Board delegated to its Audit Committee the responsibility to oversee financial and compliance risks, including internal controls. It has delegated to its Nominating and Governance Committee the responsibility to oversee the effectiveness of the Company's compliance programs.

The Compensation Committee is responsible for assessing the nature and degree of risk that may be created by our compensation policies and practices to ensure the appropriateness of risk-taking and their consistency with the Company's business strategies. To conduct the assessment, the Committee, with the assistance of Frederick W. Cook & Co. Inc., its independent compensation consultant, reviews the Company's compensation policies and practices and in particular, our incentive plans, by plan, eligible participants, performance measurements, parties responsible for certifying performance achievement, and sums that could be earned. The Committee determined at its March 2012 meeting that the Company's compensation policies and practices do not encourage or create risk-taking that could be reasonably likely to have a material adverse impact on the Company.

Policy on Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each a "related person," has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship (a "related person transaction"), the related person must report the proposed related person transaction and the Board's Nominating and Governance Committee will review, and if appropriate, approve the proposed related person transaction. Any related person transaction that is ongoing in nature will be reviewed annually.

A related person transaction reviewed under the Policy will be considered approved or ratified if it is authorized by the Committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the Committee will review and consider: the approximate dollar value of the amount involved; the related person's involvement in the negotiation of the terms and conditions, including the price of the transaction; the related person's interest in the related person transaction; whether the transaction was undertaken in the ordinary course of our business; whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party; the purpose of, and the potential benefits to us of, the transaction; and any other information regarding the transaction or the related person in the context of the proposed transaction that the Committee determines to be relevant to its decision to either approve or disapprove the transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is not inconsistent with the Company's best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person's position as an executive officer of another entity that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the Company's annual consolidated gross revenues; and

•
a transaction that is specifically contemplated by provisions of the Company's Certificate of Incorporation or Bylaws, such as a contract of indemnity.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of independent directors. None of the members of the Committee during fiscal 2011 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company has served on the compensation committee or board of any company that employed any member of the Company's Compensation Committee or Board.

Stock Ownership Guidelines

The Company has had stock ownership guidelines for its directors, and stock ownership requirements for its officers and other key executives, since 1996. The Board adopted these guidelines and requirements in order to align the economic interests of the directors, officers and other key executives of the Company with those of all stockholders and to further focus their attention on enhancing stockholder value. Under these guidelines, outside directors are expected to own shares of Common Stock within one year, and own shares of Common Stock with a value of at least $300,000 within three years, of their election to the Board. Officers and other key executives are required to own Common Stock having a value between two and six times their base salary, as is more fully described in "Executive Compensation — Compensation Discussion and Analysis — Stock Ownership Requirements" on page 45 of this Proxy Statement. Valuation for these purposes is calculated using current fair market value or cost, whichever is greater. Deferred stock units ("DSUs") owned by directors and restricted stock units ("RSUs") owned by officers and other key executives are included in the stock ownership calculation. All directors and officers are in compliance with the guidelines.

Hedging Policy

The Company has a written "Policy on Trades, Derivatives or Hedging Transactions, and Pledges by Directors, Officers and Key Employees" that, among other things, prohibits derivative or hedging transactions involving our Common Stock, or the use of our Common Stock as security, as collateral in a margin account, or as a pledge or other hypothecation.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Responsibilities

The primary responsibility of the Board is to exercise governance over the affairs of the Company and to establish delegations of authority to the Company's management. It is also the Board's responsibility to provide oversight, counseling and direction to the Company's management from the perspective of the long-term interests of the Company and its stockholders. The Board's and its committees'

responsibilities include: (a) reviewing and approving the Company's major financial objectives and strategic and operating plans and actions; (b) overseeing the conduct of the Company's business to evaluate whether it is being properly managed; (c) selecting and regularly evaluating the performance of the CEO; (d) planning for succession with respect to the position of CEO and monitoring management's succession planning for other senior executives;

(e) approving the compensation of the Company's executive officers; (f) overseeing the processes for maintaining the Company's integrity with regard to its financial statements and other public disclosures; and (g) overseeing the Company's compliance with laws and ethics as well as the Company's compliance programs and policies.

The Board has instructed the CEO, working with the Company's other executive officers, to manage the Company's business in a manner consistent with all applicable laws and regulations, the Company's standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.

Our directors monitor the Company's business and affairs through Board and Board Committee meetings, background and informational materials and presentations provided to them on a regular basis, and meetings with officers and employees of the Company.

Board Committees

Each of these Committees is composed entirely of independent directors. Membership of the Committees is as follows:

AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE
Michael E. Patrick, Chair	Peter J. Fluor, Chair	David Ross, Chair
Douglas L. Foshee	C. Baker Cunningham	C. Baker Cunningham
Rodolfo Landim	Michael E. Patrick	Jon Erik Reinhardsen
Jon Erik Reinhardsen	Bruce W. Wilkinson	Bruce W. Wilkinson
David Ross

Our Board of Directors currently has, and appoints the members of, three permanent Committees of the Board: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each of these Committees operates pursuant to a written charter which can be found in the "Governance" section of our website at www.c-a-m.com. As stated earlier, documents and information on our website are not incorporated herein by reference. These documents are also available in print from the Corporate Secretary, 1333 West Loop South, Suite 1700, Houston, Texas, 77027.

The Audit Committee reviews and approves the Company's financial statements and earnings releases, oversees the internal audit function and reviews the Company's internal accounting controls. The Audit Committee, along with the Nominating and Governance Committee, oversees the Company's compliance policies and programs. The Audit Committee has the sole authority to appoint, review and discharge our independent registered public accountants. The Report of the Audit Committee appears on pages 27-29 of this Proxy Statement.

The Compensation Committee is responsible for developing our non-employee director compensation program. It is responsible for the compensation plans and decisions for all executive officers. With respect to the CEO, the Committee is provided the performance review of the CEO conducted annually by the Nominating and Governance Committee and confers with all other independent directors in Executive Session before making its compensation decisions regarding the CEO. The Compensation Committee determines the compensation of the other executive officers. It also oversees the compensation program for non-executive officers and employees and supervises and administers the compensation and benefits policies and plans of the Company. The Compensation Committee is assisted in these matters by an independent compensation consultant, hired by and serving at the pleasure of the Committee. The

Compensation Committee also oversees executive development and succession planning, though sharing the responsibility for succession planning for the CEO and the Chairman of the Board with the Nominating and Governance Committee. A description of the Committee's role in determining executive compensation, including the CEO's compensation, and its use of an independent compensation consultant, is contained in "Executive Compensation — Compensation Discussion and Analysis," which appears on pages 31-57 of this Proxy Statement. A description of the Committee's role in determining non-employee director compensation is contained in "Director Compensation," which appears on pages 25-26 of this Proxy Statement.

The Nominating and Governance Committee is responsible for developing, reviewing and monitoring compliance with the Company's policies and practices relating to corporate governance, including the Company's Corporate Governance Principles, and for monitoring compliance with corporate governance rules and regulations, including the Company's Policy on Related Person Transactions, and serves as the Company's nominating committee. The Nominating and Governance Committee annually reviews the performance of the CEO, and, along with the Compensation Committee, is responsible for succession planning for the CEO and the Chairman of the Board. The Nominating and Governance Committee is responsible for reviewing and recommending to the Board nominees for directors, recommending committee assignments and conducting an annual review of Board effectiveness. The process for reviewing and recommending nominees for director is described in "Director Selection Process" on pages 6-7 of this Proxy Statement. The Nominating and Governance Committee, along with the Audit Committee, is responsible for overseeing the Company's compliance policies and program.

Board Leadership Structure

Chairman of the Board and Chief Executive Officer Positions.    The Board believes it may be desirable and in the best interests of the Company to combine these positions or to separate them depending upon the circumstances. These positions were separated in 2008 to ensure an orderly transition when our Board appointed Mr. Moore, our then Chief Operating Officer, as CEO, and our former Chairman and CEO, Mr. Erikson, continued as Chairman of the Board. Effective May 3, 2011, these positions were once again combined when Mr. Erikson stepped down as Chairman and Mr. Moore became our Chairman as well as our CEO. The Board believes combining these positions best serves the interests of the Company and its stockholders.

Presiding Director.    The Board has elected a presiding director annually since 2003 to preside over the Executive Sessions of the independent directors and to serve as the focal point for communications between the Board as a whole and management. The Board is of the opinion that it is appropriate to have a Presiding Director whether the positions of Chairman and CEO are combined or separated. The Board elected Mr. David Ross as presiding director for the Board to serve from May 2011 to May 2012. Mr. Ross is also Chairman of the Nominating and Governance Committee.

Director Independence

Our Board believes that a majority of our directors should be independent, as defined under the standards adopted by the NYSE. The Board makes an annual determination as to the independence of each of the directors. Under the NYSE standards, no director can qualify as independent if, among other things, the director or any immediate family member is a present or former employee of the Company or its independent registered public accountants, or has been a director or executive officer of a competitor of the Company. Additionally, no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company that might interfere with the exercise of his or her independence from management and the Company.

In evaluating each director's independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director's relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In its determination of independence, the Board reviewed and considered all relationships and transactions between each director, his family members or any business, charity or other entity in which the director has an interest, and the Company, its affiliates, or any entity in which the Company's senior management has an interest. As a result of this review, and based on the NYSE standards of independence, the Board affirmatively determined that Messrs. Cunningham, Fluor, Foshee, Landim, Patrick, Reinhardsen, Ross and Wilkinson are independent from the Company and its management. In addition, the Board affirmatively determined that each of the members of the Audit Committee, Messrs. Foshee, Landim, Patrick, Reinhardsen and Ross, are independent under the additional standards for audit committee membership under SEC rules. Messrs. Erikson and Moore are not independent directors as Mr. Erikson was an employee of the Company until April 1, 2008, and Mr. Moore is currently an employee.

In connection with its determination as to the independence of directors, the Board considered ordinary course transactions between the Company and other companies for which our directors serve as executive officers. In particular, the Board considered that Mr. Foshee is Chairman and Chief Executive Officer of El Paso Corporation and that, during 2011, El Paso made payments for products purchased from the Company of approximately $30 million. These payments represent approximately .45% of the Company's consolidated gross revenues for 2011, and approximately .62% of El Paso's. The Board also considered that El Paso may order additional product from the Company in the future. The Board has concluded that these transactions and relationships do not adversely affect Mr. Foshee's ability or willingness to act in the best interests of the Company and its stockholders or otherwise compromise his independence, nor are similar transactions in the future expected to adversely affect Mr. Foshee's independence. The Board took note of the fact that these transactions were on standard terms and conditions and that neither company was afforded any special benefits. For these reasons, and the fact that Mr. Foshee had no involvement in negotiating the terms of the purchases or interest in the transactions, these purchases were not submitted to our Nominating and Governance Committee for review under our Policy on Related Person Transactions described below.

Meetings and Meeting Attendance

The Board and its Committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board and Committee agendas include regularly scheduled Executive Sessions for the independent directors to meet without management present. The Board's Presiding Director leads the Executive Sessions of the Board, and the Committee Chairs lead those of the Committees. The Board has delegated various responsibilities and authority to the Board Committees as described in this section of the Proxy Statement. Committees regularly report on their activities and actions to the full Board. Board members have access to all of the Company's employees outside of Board meetings. Board members periodically visit Company sites and events worldwide and meet with local management of those sites and events.

During 2011, our Board of Directors held 16 meetings; the Audit Committee held 7 meetings; the Compensation Committee held 4 meetings; and the Nominating and Governance Committee held 4 meetings. Attendance for all such meetings was 90.2%. Each director is expected to make a reasonable effort to attend all meetings of the Board, all meetings of the Committees of which such director is a member, and the Company's annual meeting of stockholders. All of the directors attended the Company's 2011 annual meeting of stockholders, except Mr. Reinhardsen.

Communicating with the Board

Any interested party desiring to communicate with our Board of Directors or any individual director may send a letter addressed to our Board of Directors as a whole or to individual directors, c/o Corporate Secretary, 1333 West Loop South, Suite 1700, Houston, Texas 77027. The Corporate Secretary has been instructed by the Board to screen the communications and promptly forward those to the full Board or to the individual director specifically addressed therein.

Internet Access to Principles, Codes and Policies

These Principles and the Codes are available for review on our website at www.c-a-m.com in the "Governance" and "Compliance" sections. Documents and information on our website are not incorporated herein by reference.

DIRECTOR COMPENSATION

The compensation program for our non-employee directors has been developed by the Compensation Committee after consideration of the recommendations and competitive market data provided by Frederic W. Cook & Co., Inc., ("FWC"), an independent compensation consultant, whom the Compensation Committee has retained as its independent consultant. The program has been approved by the full Board.

The following sets out the components of the compensation program for our non-employee directors. Employee directors receive no additional compensation for serving on our Board:

Equity Grant Upon Initial Election*	$250,000
Annual Board Retainer for Non-employee Chairman	$200,000
Annual Board Retainer	$50,000
Annual Equity Grant	$250,000
Annual Committee Chair Retainer:
(Audit Committee)	$20,000
(Compensation Committee)	$15,000
(Nominating and Governance Committee)	$10,000
Board/Committee Meeting Fee	$2,500
Telephonic Meeting Fee	$1,000
  *
  If a director's election occurs between annual meetings of stockholders, the value of the Equity Grant Upon Initial Election will be a pro-rata portion of the grant value equal to the remaining balance of the board year (e.g., months until next annual meeting of stockholders).

Equity grants, both the Initial and Annual, are made in the form of DSUs. One quarter of each year's Annual Equity Grant is earned and vests at the end of each quarter of service as a director during that year. Vested DSUs are payable in Common Stock at the earlier of three years from the grant date or the end of Board tenure, unless electively deferred by the director for a longer period. Directors may elect to receive their Board and Committee Chair retainers in cash or defer them under our Deferred Compensation Plan for Non-Employee Directors. Deferral can be made for such periods of time as selected by the director and can be made into Common Stock or cash, at the director's election. No above-market interest, as defined for purposes of the SEC's proxy reporting rules, is credited or paid on cash deferrals.

Directors are eligible to use Company-leased aircraft for personal travel, provided they reimburse the Company for the incremental operating cost to the Company of any such use. Spouses of directors are invited to the Company's annual off-site Board meeting. Directors are reimbursed by the Company for the cost of their spouses' travel to and from the meeting.

 Director Compensation Table

The following table provides compensation information for 2011 for each non-employee director:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings(5)	All Other Compensation ($)	Total ($)
C. Baker Cunningham	96,500	250,000	-0-	-0-	-0-	-0-	346,500
Sheldon R. Erikson	174,000(1)	250,000	-0-	-0-	-0-	-0-	424,000
Peter J. Fluor	93,000	250,000	-0-	-0-	-0-	-0-	343,000
Douglas L. Foshee	85,500	250,000	-0-	-0-	-0-	-0-	335,500
Rodolfo Landim	18,417	136,979	-0-	-0-	-0-	-0-	155,396
Michael E. Patrick	113,000(2)	250,000	-0-	-0-	-0-	-0-	363,000
Jon Erik Reinhardsen	84,500	250,000	-0-	-0-	-0-	-0-	334,500
David Ross	106,000	250,000	-0-	-0-	-0-	-0-	356,000
Bruce W. Wilkinson	95,500	250,000	-0-	-0-	-0-	-0-	345,500
  (1)
  Included in this amount is $125,000 paid to Mr. Erikson as a retainer while he served as the Company's non-employee Chairman of the Board from January through May 2011.

  (2)
  In 2011, Mr. Fluor deferred $65,000, and Mr. Patrick deferred $70,000 under the Deferred Compensation Plan for Non-Employee Directors.

  (3)
  The amounts in the "Stock Awards" column represent the grant date fair market value of the shares underlying the DSUs, which was $48.70 per share. Each director held 2,566 unvested DSUs, except Mr. Landim who held 2,507 unvested DSUs, at year-end. Under the terms of the 2005 Equity Inventive Plan, Annual Equity Grants are made the day following the Annual Meeting of Shareholders. The 2011 Annual Equity Grants were made on May 4, 2011.

  (4)
  In 2005, the Company eliminated stock options for non-employee directors and replaced that element of the directors' compensation package with grants of DSUs payable in Common Stock. No grants of stock options have been made to directors since 2005. The aggregate number of shares underlying prior-year option awards outstanding at the end of 2011 was 472,666 for Mr. Erikson, which were awarded to him while still an officer and employee of the Company. There are no outstanding option awards for Messrs. Cunningham, Foshee, Fluor, Landim, Patrick, Reinhardsen, Ross and Wilkinson.

  (5)
  While our directors are entitled to elect to defer their retainers, they may defer them only into cash or Common Stock under the Deferred Compensation Plan for Non-Employee Directors. The cash is invested in funds substantially the same as those offered under our employees' qualified 401(k) plan.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2012 — Proposal Number 2 on the Proxy Card

Ernst & Young LLP has served as the Company's independent registered public accountants since 1995. The Audit Committee has appointed Ernst & Young LLP as independent registered public accountants for the Company for 2012, subject to the ratification of such appointment by the stockholders. A vote will be held on a proposal to ratify this appointment at the Meeting. While there is no legal requirement that this proposal be submitted to stockholders, the Board believes that the selection of independent registered public accountants to audit the financial statements of the Company is of sufficient importance to seek stockholder ratification. In the event a majority of the votes cast is not voted in favor of the ratification of the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

It is expected that representatives of Ernst & Young LLP will be present at the Meeting and will be available to answer questions and discuss matters pertaining to the Report of Independent Registered Public Accounting Firm contained in the financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. These representatives will have the opportunity to make a statement if they desire.

The fees billed by Ernst & Young LLP for services rendered for 2010 and 2011 are set out on page 29 of this Proxy Statement.

The Board recommends that stockholders vote "FOR" the ratification of this appointment.

 AUDIT-RELATED MATTERS

Report of the Audit Committee

The Audit Committee of the Board is composed of five directors, independent and otherwise qualified, as required by the New York Stock Exchange, and operates under a written charter approved by the Board and available for review on our website.

Management is responsible for the adequacy of the Company's financial statements, internal controls and financial reporting processes. The independent registered public accountants are responsible for: (1) performing an independent audit of the Company's consolidated financial statements and expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States and (2) expressing their opinion as to the effectiveness of the Company's internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes and otherwise assisting the directors in fulfilling their responsibilities relating to corporate accounting and reporting practices as to the reliability of the financial reports of the Company.

The functions of the Audit Committee are focused primarily on four areas:

  (1)
  The quality and integrity of the Company's financial statements

  (2)
  The scope and adequacy of the Company's internal controls and financial reporting processes

  (3)
  The independence and performance of both the Company's internal auditors and of its independent registered public accountants

  (4)
  The Company's compliance with legal and regulatory requirements related to the filing and disclosure of the quarterly and annual financial statements of the Company

The principal functions of the Audit Committee include:

  (1)
  Selecting the independent registered public accountants, and approving the scope, timing and fees of the annual audit as well as approving, in advance, any non-audit services to be provided by the independent registered public accountants

  (2)
  Reviewing the scope and adequacy of the internal audit function, plans and significant findings

  (3)
  Meeting with management and with the independent registered public accountants to review the scope, procedures and results of the audit, the appropriateness of accounting principles and disclosure practices, and the adequacy of the Company's financial and auditing personnel and resources systems controls and security

  (4)
  Meeting with management and the internal auditors and independent registered public accountants to review the Company's internal controls, including computerized information

  (5)
  Reviewing the Company's financial statements and earnings releases prior to filing

  (6)
  Reviewing significant changes in accounting standards and legal and regulatory matters that may impact the financial statements

  (7)
  Overseeing the Company's compliance policies and programs, and meeting with management to review their adequacy and effectiveness

  (8)
  Conferring independently with the internal auditors and the independent registered public accountants in carrying out these functions

To be in a position to accept the Company's 2011 consolidated financial statements, the Audit Committee took a number of steps:

•
Approved the scope of the Company's internal and independent audits

•
Met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting

•
Reviewed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, and received management's representation that the Company's financial statements were prepared in accordance with U.S. generally accepted accounting principles

•
Discussed with our independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality, not just the acceptability, of the Company's accounting principles, estimates and financial statements and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States

•
Discussed with our independent registered public accountants their independence from management and the Company, including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board, and considered the compatibility of non-audit services with the auditors' independence

Based on the Audit Committee's discussions with management, the director of internal audit and our independent registered public accountants, and the Committee's review of the representations of management and reports of our independent registered public accountants to the Audit Committee, the Audit Committee approved the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE, Michael E. Patrick, Chairman Douglas L. Foshee Rodolfo Landim Jon Erik Reinhardsen David Ross

Audit Committee Financial Experts

Our Board has determined that all four of the members of our Audit Committee, Messrs. Foshee, Landim, Patrick, Reinhardsen and Ross, are "audit committee financial experts" as that term is used in SEC regulations.

Principal Accounting Firm Fees

The following table sets forth the U.S. dollar equivalent fees billed or to be billed by the Company's principal accounting firm, Ernst & Young LLP, for services rendered for the years ended December 31, 2011 and 2010.

	Year Ended December 31
	2011 ($)	2010 ($)
Audit Fees(1)	3,967,801	4,062,036

Audit Related Fees:
Benefit plan audits	43,280	32,610
Other	—	12,536

	43,280	45,146

Tax Fees:
Tax compliance, consulting and advisory services	1,423,131	1,678,506

All Other Fees:
Other permitted advisory services	—	—

Total	5,434,212	5,785,688

(1)
Included within Audit Fees are services for the Company's annual audit and internal control audit, quarterly reviews, filings of various registration statements and international statutory audits required by various government authorities.

The Audit Committee performs an annual review and approves the scope of services and proposed fees of the Company's principal accounting firm. Any projects not specifically included in this approval will be reviewed and approved in advance by the Chairman of the Audit Committee and will be reviewed by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee also considered whether the provision of services, other than audit services, is compatible with maintaining the accounting firm's independence.

Pre-approval Policies and Procedures

An Audit Committee policy requires advance approval of all audits, audit-related, tax and other services performed by the independent registered public accountants. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accountant is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services, provided that the Chairman reports any such decisions to the Audit Committee at its next scheduled meeting.

ADVISORY VOTE TO APPROVE 2011 EXECUTIVE COMPENSATION —
Proposal Number 3 on the Proxy Card

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables stockholders, on an advisory basis, to vote on whether they approve the compensation of our executive officers as described in this Proxy Statement. This vote is commonly referred to as a "Say-on-Pay" vote. This Act requires an advisory vote to be conducted at least every three years. Our stockholders expressed a preference for an annual advisory vote at last year's Annual Meeting. In accordance with this preference, we are providing our stockholders the opportunity to cast an advisory vote on 2011's executive compensation.

As described in detail under the heading "Executive Compensation — Compensation Discussion and Analysis" (the "CD&A"), we seek to align the interests of our named executive officers with the interests of stockholders. As a result, our executive compensation programs are designed to attract, motivate, reward and retain the named executive officers who are critical to the Company's success. Under these programs, our executive officers are rewarded for the achievement of specific annual, long-term corporate and strategic goals and the achievement of increased Stockholder value. Please read the "Compensation Discussion and Analysis" beginning on page 31 for additional details about our executive compensation programs.

The Compensation Committee reviews the compensation programs for the executive officers to include the named executive officers to ensure they achieve the desired goals of aligning the Company's executive compensation structure with stockholders' interests and current market practices. For example, as a result of its review process, in fiscal year 2011, the Committee changed the Company's executive compensation practices, making our performance grants dependent on achievement of a three-year ROIC goal, making payouts under our annual incentive bonus plan above target harder to achieve and by eliminating reimbursements of club dues for our more highly compensated executive officers, including our named executive officers. Please see the Summary to our CD&A on pages 31-33.

The Company provides a significant part of executive compensation in at-risk annual performance-based cash incentive opportunities, linking pay to the Company's financial results. In fiscal 2011, the performance measures utilized were: earnings per share excluding special charges and cash flow from operations for corporate officers, and business unit earnings before interest and taxes for officers responsible for operating units, and progress made in the implementation of the Company's Business Transformation Program. The Company also provides a significant part of executive compensation in long-term equity incentives in the form of stock options, which have value only to the extent of an increase in the value of our Common Stock, and in the form of Performance-based Restricted Stock Units, which are not earned unless performance targets are met or exceeded and do not vest, absent the exceptions described on page 50, earlier than three years after the award is made.

We are seeking your approval, on an advisory basis, of our NEOs' 2011 compensation as described in this Proxy Statement, including under "Executive Compensation — Compensation Discussion and Analysis,"

and in the compensation tables and the related narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.

This Say-on-Pay vote is advisory, and therefore is not binding on the Company, our Board of Directors or the Compensation Committee of the Board. The final decision on the compensation and benefits of our NEOs and on whether and how to address the results of the vote remains with our Board and the Compensation Committee. However, the Board and the Compensation Committee value your opinion as a stockholder, and, to the extent there is any significant vote against the named executive officer compensation, the Board and the Committee will consider the stockholders' concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote "FOR" the approval of the Company's 2011 executive compensation.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis included in the Company's 2012 Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on these reviews and discussions, we recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee, Peter J. Fluor C. Baker Cunningham Michael E. Patrick Bruce W. Wilkinson

Compensation Discussion and Analysis

This section explains our executive compensation philosophy and practices and, in particular, those for our named executive officers or "NEOs." Our NEOs are our Chief Executive Officer and Chief Financial Officer, as well as our three most highly compensated executive officers in 2011.

Summary

We believe that the most effective executive compensation program is one designed to encourage and reward achievement of specific annual, long-term and strategic goals. The design of our program reflects this belief and is intentionally weighted in favor of performance-based compensation. It is so designed for the purpose of aligning the interests of our executive officers with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value. This emphasis on performance is achieved by targeting a significant portion of our executive compensation to be made up of variable compensation, so that competitive median or higher actual compensation can be earned only by performance that meets or exceeds established goals.

The total direct compensation of our executives is a mix of base salary, annual incentive compensation, and long-term incentives. We believe we have an appropriate balance in fixed and variable pay, cash and equity, corporate and business unit goals, and financial and non-financial goals. The benefits provided to our executive officers are the same as those broadly available to all our U.S. salaried employees, except for a nonqualified deferred contribution plan that restores benefits lost due to federal tax limitations using the same funding formula as for other eligible employees. Perquisites include only financial planning services and the opportunity for senior vice presidents and higher ranked officers to use Company-leased aircraft for personal travel provided they reimburse the Company for incremental operating costs.

We have avoided entitlements and problematic executive pay practices by having:

•
no employment contracts,
•
no defined benefit supplemental pensions; and
•
no significant compensation in the form of perquisites.

Meanwhile, we provide only market-competitive severance with "best-practice" design provisions such as a double-trigger change in control severance payments, and no tax gross-ups for executives hired since 2009. We also have policies to mitigate compensation-related risk such as:

•
stock ownership guidelines,
•
claw-backs,
•
insider trading and hedging prohibitions; and
•
oversight by an independent Compensation Committee.

In 2011, our Compensation Committee made a number of decisions affecting 2012 executive compensation:

•
A total shareholder return ("TSR") objective was added to a portion of our performance-based restricted stock unit ("PRSU") awards. Twenty-five percent (25%) of our PRSUs now have a TSR goal for the three-year performance period. Seventy-five percent (75%) continue to have a return on invested capital ("ROIC") goal based on the average three-year performance against yearly targets.

•
The portion of our long-term incentive grant value made up of PRSUs for 2012 was increased by 10%, from 30% to 40%, and that of stock options reduced by 10%, from 50% to 40%. The twenty percent (20%) balance of our long-term incentive grant value is made up of RSU awards.

•
The target value of equity grants under our long-term incentive plan is now based on proxy and peer group grant data for equivalent positions, as well as shareholder value transfer (the aggregate grant value as a percent of the Company's market-capitalization), the sole measure used in determining the size of our total equity award pool in prior years.

•
Ten percent (10%) of annual incentive opportunities is now based on achieving improvements in safety, as measured by our total reported incident rate ("TRIR"), which is a measure of the rate of recordable workplace injuries, normalized per 100 workers per year.

The following is a list of our NEOs by name and position:

Name	Position
Jack B. Moore	President and Chief Executive Officer
Charles M. Sledge	Senior Vice President and Chief Financial Officer
John D. Carne	Executive Vice President, Chief Operating Officer and President, Drilling & Production Systems
William C. Lemmer	Senior Vice President and General Counsel
James E. Wright	Senior Vice President and President, Valves and Measurement

The remainder of the Compensation Discussion and Analysis is organized into five parts, as follows:

Part I	—	Company Performance.
Part II	—	Executive Compensation Philosophy and Objectives.
Part III	—	Roles and Responsibilities.
Part IV	—	Executive Compensation Decision-making Process.
Part V	—	Other Matters Affecting Our Executive Compensation.

Part I — Company Performance.

As shown in the graphs below, we achieved record highs in our orders and revenues in 2011 and our earnings per share, excluding special charges, increased from $2.42 in 2010 to $2.67 per diluted share in 2011. Our net income, year-end share price and year-end market capitalization declined year-over-year. In 2011, we achieved a significant accomplishment by reaching an agreement with BP regarding the Deepwater Horizon litigation which removed a substantial portion of the litigation risks and uncertainties facing us and significantly reduced our financial exposure resulting from this event. We reflected an after-tax charge of $114.8 million, or $0.47 per share, in 2011 for costs related to this litigation and settlement.

While our TSR declined from year-end 2010 to year-end 2011 by 3.0%, we nonetheless outperformed the weighted average of our compensation peer group. During the same period, the total compensation of our CEO, as reported in the Summary Compensation Table set out on page 47, declined 22% and that of our other NEOs declined from between 22.5% and 30.6%. The declines in total compensation were largely the result of:

•
a change in the mix of types of long-term incentives,
•
below target payouts of annual incentive compensation, and
•
in the case of certain of our NEOs other than the CEO, a lower value of the long-term incentives granted.

The change in mix, which increased long-term grant value made up of PRSUs by 10% and decreased the portion allocated to stock options by 10%, had a timing effect on the year in which the corresponding value would be recognized as compensation which, in turn, makes year-over-year compensation comparison inexact. Our long-term incentive practice has been to make decisions on long-term incentive grants at the fall Compensation Committee meeting. Stock options and RSUs are granted in conjunction with this meeting, and the value of PRSU grants is determined at this meeting though the actual number is determined and they are granted as of January 1 of the following year, the first day of their performance period. The result is that the value of the stock options and RSUs is recognized as compensation for proxy purposes in one year and that of PRSUs in the next. This difference would generally balance out over time except when there is a change in the mix of long-term incentives from one year to the next. An increase in the percent of stock options making up the grant at the expense of the percent of PRSUs brings increased proxy compensation in the current year, whereas an increase in PRSUs at the expense of stock options pushes the increase into the following year. In the fall of 2009, the grant mix was 40% stock options and 40% PRSUs; in 2010 it was 50% stock options and 30% PRSUs; and in 2011 it returned to 40% for each. The impact, when comparing 2010 total compensation to that of 2011, results in an "overstatement" of 2010 and "understatement" of 2011 total compensation. The chart below shows what percent of the decline in 2011 Total 2011 total compensation versus that of 2010 was the result of the change in timing of recognition of compensation for proxy purposes as a result of the changes in mix.

In addition to declines resulting from timing of recognition of compensation for proxy reporting purposes, there were actual declines. Annual incentive compensation was earned below 2011 target and below 2010 actual because lower than target performances were achieved against the annual incentive compensation goal of cash flow from operations and against individual objectives developed to implement the Company's Business Transformation Program. The cash flow goal was not achieved in part because management chose to invest in inventory to support the Company's growing businesses. Lower grant values played a role in the year-over-year decline in certain of our NEOs' total compensation.

The following table sets out the percentage impact each of these items caused in the decline of the total compensation from 2010 to 2011 of the CEO and the other NEOs as a group.

		Resulting From
Name	Decline in Total Compensation 2010 to 2011	Timing Related to Changes in Long-Term Incentive Mix	Lower Annual Incentive Compensation	Lower Long-Term Incentive Grant Value
Jack B. Moore	21.6%	10.7%	6.6%	0%
Charles M. Sledge	25.0%	9.8%	6.9%	0.7%
John D. Carne	22.4%	8.3%	5.2%	6.2%
William C. Lemmer	30.8%	8.5%	5.5%	6.7%
James E. Wright	22.9%	9.0%	0%	9.6%

If the impact of the change in the mix of types of long-term incentives granted and its impact on the year of compensation recognition is not taken into account, the 2011 total compensation of our CEO declined 10.9% and that of our other NEOs from 13.9% to 22.3%.

The following table shows a comparison of our TSR with that of our compensation peer group and the S&P 500 for the last five years and with that of our CEO's total compensation from year-end 2008, the year during which he became our CEO.

Compensation Comparison of CEO Compensation vs. TSR

Part II — Executive Compensation Philosophy and Objectives.

Our executive compensation program is designed to align our compensation goals with the operating and performance goals and metrics chosen for the purpose of driving longer-term stockholder value creation. Its purpose is to provide us with a means to:

•
attract, retain and motivate qualified executives to lead and manage the business and affairs of the Company,

•
provide performance-based cash and stock incentives to encourage and reward achievement of the Company's annual goals and long-term and strategic objectives, and

•
provide a competitive total compensation package that recognizes and rewards not only the Company's performance against its goals and objectives but also the individual's performance and contributions to the Company.

We believe that a significant portion of total direct compensation should be contingent upon performance, so that targeted total direct compensation can be achieved only if performance targets established by the Compensation Committee are met. The annual incentive rewards performance against annual performance goals. PRSUs reward performance against 3-year ROIC and TSR goals. Stock options reward share price appreciation over time. We consider these elements of executive compensation to be "at risk," or performance-based compensation, because neither our annual incentives nor our performance-based equity awards can be earned unless pre-determined levels of performance are achieved against approved goals, and our stock options will provide value only to the extent that there is an increase in the value of our Common Stock during their option term. Our annual incentives and PRSUs are designed to have significant swings in value, both above and below targeted levels, depending on the level of achievement against goals, in order to both encourage and reward performance.

The following charts show the mix of the fixed and variable components of total direct compensation actually earned by our CEO and the average of that actually earned by our other NEOs for 2011:

CEO 2011 Total Direct Compensation	OTHER NEOs 2011 Total Direct Compensation

Our program targets the level of cash compensation (made up of base salaries and annual incentives) at the median and our long-term equity incentive grant value at the 75th percentile of what the Committee and its independent compensation consultant consider to be "competitive market levels" based on an annual Report on Executive Compensation prepared by the Committee's independent executive compensation consultant. The Committee chose this higher targeting of long-term incentives because it results in the compensation opportunities offered by the Company being more linked to performance than that of our compensation peers and places a greater emphasis on longer-term performance. The Committee considers these "competitive market levels" to be the appropriate guidepost for achieving our compensation objectives. A "competitive market level" is developed for each executive officer by comparing their compensation with that of officers in similar positions with our peer companies and with those in the manufacturing industry in general. Peer group data are taken from SEC filings and industry data are from Towers Watson and Aon Hewitt compensation surveys. In the case of our CEO, Chief Operating Officer and Chief Financial Officer, peer company data are given a 75% weighting and survey data a 25% weighting; for our fourth highest NEO, peer company data and survey data are weighted 50% each; and for the fifth, the weighting is 25% and 75%. The reason for the different weightings is to reflect the comparability of the position matches at each level, as the more a comparable position appears in peer SEC filings, the greater the weight given peer data. The industry data are lower than peer group data, resulting in the Company's "competitive market levels" being lower than if derived from peer data alone.

The Report on Executive Compensation prepared by the Committee's independent executive compensation consultant for 2011 shows that the total direct compensation of Messrs. Moore and Carne were below the median "competitive market level," Mr. Sledge at the median and Messrs. Lemmer and Wright above the median.

Peer Group.    The peer group used by the Committee when making "competitive market-level" comparisons is composed of publicly traded oil services and equipment manufacturing companies selected because they are generally of similar size and complexity, and are those companies with whom we compete in the labor market to attract and retain qualified executives. They include, but are not limited to, the same companies which we use for performance comparisons in our Annual Report.

In 2011, our compensation peer group was composed of the following companies, as selected and approved by the Compensation Committee, taking into account the recommendations made by the Committee's independent compensation consultant:

Baker Hughes Incorporated	National Oilwell Varco, Inc.
FMC Technologies, Inc.	Schlumberger Limited
Halliburton Company	Transocean Ltd.
McDermott International, Inc.	Weatherford International Ltd.
Nabors Industries, Inc.

The companies in this peer group have been the same since 2009, except for BJ Services Company and Smith International, Inc., both of which were acquired by other peer group companies during 2010.

Seven of the nine companies in our compensation peer group are included, along with us, in the Philadelphia Oil Service Sector Index (OSX), a group of 15 companies. The two companies in addition to the seven OSX companies in our peer group are FMC Technologies Inc. and McDermott International, Inc. The OSX companies not included in our peer group are Diamond Offshore Drilling, Inc., Global Industries, Ltd., Lufkin Industries, Inc., Noble Corporation, Oceaneering International, Inc., Rowan Companies, Inc. and Tidewater, Inc. Two of these companies were not included because they are in sufficiently different businesses from us that the Committee does not consider them peers, and the others were not included because even though they share some business characteristics with the Company, including them would cause drilling companies to be overweighted in the overall group. The Committee believes that the exclusion of the foregoing companies results in a peer group that is appropriate for purposes of benchmarking executive compensation due to the close similarity of the companies which remain. However, for purposes of benchmarking Cameron's company performance, other peer groups may be deemed more appropriate. For example, the peer group established for purposes of benchmarking Cameron's TSR is the OSX index itself. The TSR goal and the use of the OSX as the comparison for the relative TSR performance of the Company is discussed in "Long-term Incentives — Performance Awards" on pages 43-44 of this Proxy Statement.

Part III — Roles and Responsibilities.

Role of the Compensation Committee.    The Compensation Committee makes all compensation decisions regarding executive officers of the Company, including our NEOs, except in the case of our CEO. The Committee confers with all the other independent directors in Executive Session of the Board before making its decisions regarding the compensation of our CEO.

The following are the principal functions of the Committee with respect to executive compensation:

•
Establishes our compensation policies and review them to determine (i) whether they adequately support our business goals and objectives and (ii) whether they encourage inappropriate behavior from the perspective of risks that could have a material adverse effect on the Company

•
Approves the peer group selection criteria that determine the companies included in our peer group
•
Sets the CEO's compensation, giving consideration to the performance evaluation of the CEO conducted by the Nominating and Governance Committee, competitive data and the recommendation of the Committee's independent compensation consultant

•
Sets the other executive officers' compensation, giving consideration to performance evaluations provided by the CEO, competitive data and the recommendation of the Committee's independent compensation consultant

•
Oversees administration of our annual incentive plan and (i) establishes eligible classes of participants, (ii) sets performance goals, (iii) approves minimum, target and maximum awards and (iv) certifies attainment of goals and approving any payouts

•
Oversees administration of our long-term incentive plan, including (i) determines the total number of shares available for grant, (ii) establishes the award guidelines to be used when determining the amount and mix of individual awards, (iii) makes grants to officers and key employees and (iv) authorizes the number of shares available for grant to other employees

•
Exercises oversight responsibility for our severance policies and individual employment and severance arrangements

•
Reviews and enforces compliance with our stock ownership guidelines

•
Reviews and approves our executive benefits and perquisites

Role of Compensation Consultant.    The Compensation Committee is assisted in its efforts by Frederick W. Cook & Co., Inc. ("FWC"), the independent compensation consultant retained by the Committee on an annual basis. FWC reports to and acts at the direction of the Compensation Committee. FWC provides no services for management or the Compensation Committee that are unrelated to duties and responsibilities of the Committee.

FWC conducts an annual review of our executive compensation program, prepares the Report on Executive Compensation discussed above for presentation to the Compensation Committee. The Report focuses on the program's effectiveness in supporting our business strategy, and its reasonableness as compared to the compensation practices of our peer group and other manufacturing companies. It covers each element of total compensation of executive officers, as compared to data gathered from proxy statements and SEC filings from our peer group companies and a compensation survey of the manufacturing industry conducted by Towers Watson and Aon Hewitt Associates, and calculates competitive market levels of compensation for each executive officer. It analyzes the cost and potential dilution to our stockholders of equity incentives and compares them to those of our peer group, and reports on the carried interest equity ownership of each of the executive officers, including both shares owned directly and owned indirectly through outstanding equity grants.

Role of CEO in the Compensation Decision Process.    Our CEO periodically reviews the performance of other executive officers, including the other NEOs, with the Committee for the Committee's use when making decisions regarding compensation and other matters, including succession planning. He submits proposals for the performance objectives for annual incentive compensation and for long-term incentive grant values. He offers recommendations to the Committee on executive compensation program design and on compensation components for individual executive officers. Our CEO also regularly attends Compensation Committee meetings and provides his perspectives, judgment and recommendations on matters being considered by the Committee.

Part IV — Executive Compensation Decision-making Process.

Advisory Vote On Executive Compensation.    When considering the executive compensation program and executive compensation decisions, the Committee takes into account the most recent stockholder advisory vote on executive compensation and the comments and policies of stockholders and proxy advisory firms expressed in conjunction with the vote or otherwise. The 2011 advisory vote passed with 96% of the votes cast. Additionally, our stockholders expressed a preference for an annual advisory vote on executive compensation and the Committee and the Board have approved and included an advisory vote for this year's Annual Meeting.

Tally Sheets.    In addition to a review of the Report on Executive Compensation, each year the Compensation Committee reviews a "tally sheet" that itemizes the total compensation of each of our executives, including the NEOs, for the past two years and the estimated minimum, target and maximum total compensation that could be earned by each executive during the current year depending on whether, and to what extent, performance-based compensation is earned. The Committee considers the appropriateness and the amounts of each element, the mix of the elements and the overall amount of total compensation when making its decisions on both the compensation program as a whole and the compensation to be paid each executive for the coming year.

Other Considerations.    When making compensation decisions with respect to executive officers, including our NEOs, in addition to the items discussed above, the Committee also considers:

•
level of responsibilities and impact on Company results of each executive

•
skill and experience needed to fulfill his or her responsibilities

•
effectiveness in discharging his or her responsibilities

•
level of his or her achievement of goals and objectives

•
performance of the Company in relation to its peer group

•
compensation levels and practices of companies with whom we compete for talent

•
total compensation of each executive position as compared with the 25th, 50th and

  75th percentile compensation for a like position within our peer group and, in order to gain a broader perspective of the range of competitive reasonableness, within the larger category of the manufacturing industry in general

•
analyses prepared by and recommendations of the Committee's independent consultant regarding the appropriate amount and mix of compensation for each executive

•
recommendations of our CEO (except for his own position)

•
internal equity based on the impact of relative duties, responsibilities, position and performance within the Company

Base Salary.    Each of our executives receives a base salary for services rendered during the year. Base salaries are paid to provide executive officers with a market-competitive guaranteed minimum level of annual earnings. Base salary ranges are determined for each executive position based on job responsibilities, required experience, general market competitiveness and internal comparisons. Base salaries, along with all other elements of compensation, are reviewed annually by the Committee, giving consideration to:

•
total compensation as itemized in the "tally sheets"

•
any changes in levels of responsibility

•
the performance of the executive and his or her contributions to the overall performance of the Company
•
the annual competitive review of executive compensation prepared by the Committee's independent compensation consultant

•
an internal review of the executive's compensation relative to base salaries of other executive officers

Based on its evaluation of these factors at its October 2010 meeting, the Committee raised the 2011 base salaries, effective April 1, 2011, for Mr. Moore to $1,065,500, Mr. Sledge to $541,500, Mr. Carne to $656,500, Mr. Lemmer to $494,800, and Mr. Wright to $421,500. As a result of the Committee's evaluation of the factors discussed above, at its November 2011 meeting, the Committee raised the 2012 base salaries, effective April 1, 2012, for Mr. Moore to $1,125,000, Mr. Sledge to $580,000, Mr. Carne to $700,000, Mr. Lemmer to $520,000, and Mr. Wright to $435,000.

Annual Incentive Compensation.    Our stockholder-approved Management Incentive Compensation Plan ("MICP") provides each of our executive officers and other key management employees an opportunity to earn incentive compensation based on actual performance against pre-established objectives. These objectives are set by the Compensation Committee and based on the Company's Board-approved operating plan and budget. Annual incentive compensation is paid to reflect competitive practice and reward the annual performance of the Company, business and individual.

NEO Target Award Opportunities.    The Compensation Committee, taking into consideration peer group and industry competitive practices, the advice and recommendations of the Committee's independent compensation consultant, and the recommendations of the CEO for positions other than his own, establishes a target-award opportunity for each executive expressed as a percentage of base salary. Our target values are set at or near the market-median target percentages for similar positions within our peer group. The target award opportunities expressed as a percentage of base salary for our NEOs for 2010 and 2011 are set out below. The increases from 2011 to 2012 were based on competitive practices and the Committee's view of the value of the position to the Company.

	MICP Target Award (% of base salary)
Name	2011	2012
Jack B. Moore	100%	115%
Charles M. Sledge	75%	75%
John D. Carne	85%	85%
William C. Lemmer	65%	70%
James E. Wright	65%	65%

Setting the Performance Objectives.    Performance objectives are set by the Committee for each year based on proposals submitted to the Committee by the CEO. The CEO's proposals, and ultimately the performance objectives selected, are based on and designed to encourage achievement of the Company's performance goals set out in the Company's Board-approved annual operating plan and budget as well as business strategies for that year. The Committee also considers overall market conditions, the industry environment and the Company's positions in its respective business lines when setting performance objectives.

2011 Performance Objectives.    MICP performance objectives for 2011 were established for earnings per share excluding charges ("Adjusted EPS") and cash flow from operations for all executives, including the CEO and other NEOs. For Mr. Wright, as well as other executives with responsibility for an operating unit other than Mr. Carne who is also our COO and whose goals are the Company's overall goals, performance objectives also included unit-specific targets for both EBIT and cash flow based on the Company's approved operating plan and budget.

The Committee chose Adjusted EPS and cash flow from operations because the Committee considers them to be principal indicators of financial performance and principal drivers of stockholder value. The Committee chose Adjusted EPS for executives responsible for an operating unit to align them with the Company as a whole, while adding unit EBIT and cash flow to ensure a portion of their incentive compensation would be based on the performance of their specific unit. Unusual items such as stock repurchases, significant acquisitions and restructuring costs are not given effect when calculating Adjusted EPS for MICP purposes. The Committee does not consider that these items reflect actual performance against the operating plan and budget.

The 2011 Adjusted EPS target was $2.65 per share and the corporate cash flow target was $550 million. The 2011 cash flow target was based on the approved operating plan and budget for 2011. The 2011 Adjusted EPS target and all unit EBIT targets were set at a "stretch" level of 3.8% above the approved operating plan to incentivize not only achieving but exceeding budget level performance.

In addition, the Committee added a performance objective for each of the executives, including the CEO and other NEOs, that focuses on a strategic initiative specific to the executive's responsibilities or business unit ("Individual Objectives"). For the executives with corporate responsibilities, the Individual Objectives were focused on the Company's Business Transformation Program. This is a program for the strategic transformation of the Company's processes and systems to better align them with its businesses. Performance was measured against certain specified implementation milestones. For Mr. Wright and other executives responsible for an operating unit, the Individual Objectives component was focused on the achievement of pre-established bookings targets.

As in prior years, the Committee also established a return on equity ("ROE") hurdle of at least 7%. If the hurdle is not to be met or exceeded, any bonus payment otherwise earned would have been reduced by 50% for all participants.

2012 Performance Objectives.    For 2012, the Committee again chose Adjusted EPS and cash flow from operations as the financial performance objectives for all corporate executives, including the CEO and other NEOs, for the same reasons they were chosen as 2011 performance objectives.

The Adjusted EPS target for 2012 is $3.21, which is consistent with the earnings guidance the Company has publicly provided. The Committee also maintained an Individual Objective component similar to 2011. For executives with corporate responsibilities, this objective will once again be focused on the continued implementation of the Business Transformation Program begun in 2010.

For executives with operating unit responsibilities, the Committee chose budgeted EPS, operating unit EBIT, cash flow, and Cameron TRIR for all units. The Individual Objective component for executives whose business unit is scheduled for Business Transformation Program implementation in 2012 will be based on implementation goals. The Individual Objective for executives whose business unit is not scheduled for implementation of the Business Transformation Program is either standard margin or profitability.

The Committee added a new performance objective based on the Company's TRIR with a target of .95 that will apply to all MICP participants, and also maintained the 7% ROE hurdle.

Weighting of Performance Objectives and Setting Achievement Levels.    For 2011, the Compensation Committee weighted the Adjusted EPS, cash flow from operations and Individual Objectives for corporate executives at 60%, 20% and 20%, respectively, to ensure management is focused on both earnings and cash generation.

For 2012, the Committee weighted Adjusted EPS at 60%, cash flow from operations at 20%, Individual Objectives at 10% and TRIR at 10% for corporate executives. For executives with operating unit responsibilities, the weighting varied depending on which units had which goals, but all had a 30% weighting for Adjusted EPS, 20% for unit cash flow, and 10% for TRIR. Weighting for unit EBIT is 40% or 30%, depending on whether the executive had a 10% Individual Objective regarding our Business Transformation Program.

Calculating Performance Level Achieved.    The Compensation Committee establishes the percent of target award that can be earned at different performance levels. Minimum, target and maximum payout levels are set out below. The Committee raised the performance level that must be achieved for maximum payout from 120% to 125% for 2011 and maintained this higher level for 2012.

Performance Level Achieved 2011 and 2012	% of Target Award Earned
Less than 80%	0
80%	50
100%	100
125% or more	200

The maximum amount that can be earned under the MICP for any year is capped at 200% of target bonus even when performance exceeds the maximum. Under the MICP, no additional sum can be earned or "banked" for subsequent years.

Certifying Performance.    During the first quarter, following year-end and the completion of the Company's financial statement audit, the

Company's and each unit's actual performance against the established goals is computed. The resulting payout attainments under the MICP, for the four NEOs with corporate responsibilities and the one with operating unit responsibilities is set out in the table below.

Under the terms of the MICP, the Compensation Committee has the authority to exercise discretion to adjust an NEO's award down from the established target award, based on individual performance. The Committee made no discretionary adjustments to any NEO's award for 2011.

	PERFORMANCE MEASURE						WEIGHT & RESULT				MICP PAYOUT
	MINIMUM	TARGET	MAXIMUM	ACTUAL	PERF	ATTAINMENT	CORPORATE		V&M		CORP	V&M
							WEIGHT	RESULT	WEIGHT	RESULT
Adjusted EPS	2.1200	2.6500	3.3100	2.7236	102.8%	111.1%	60.00%	66.66%	30.00%	33.33%	66.6%	33.33%
Division EBIT	231,900	289,900	362,400	326,053	112.5%	149.9%	N/A	N/A	30.00%	44.97%		44.97%
Corporate Cash Flow From Operations	440,000	550,000	687,500	208,458	37.9%	0.0%	20.00%	0.00%	N/A	N/A	0.0%
Division Cash Flow From Operations	238,200	297,800	372,300	262,438	88.1%	70.3%	N/A	N/A	20.00%	14.06%		14.06%
Business Transformation Project	Various Project Milestones				0.0%	0.0%	20.00%	0.0%	N/A	N/A	0/0%
Division Bookings	1,698,276	1,886,973	2,358,700	2,155,385	114.2%	156.9%	N/A	N/A	20.00%	31.38%		31.38%
Total Performance											66.66%	123.74%

Long-Term Incentives.    Our executive compensation program is weighted to long-term equity awards rather than annual cash compensation. The Compensation Committee's intent is to align compensation of executives and other key management employees with the interests of our long-term stockholders by providing incentives tied to the long-term success of the Company and increases in share price and stockholder value.

Our long-term incentive program is administered under our stockholder approved 2005 Equity Incentive Plan which was amended with stockholder approval as recently as 2010. The Committee, after discussions with the Committee's independent compensation consultant, determines the target long-term incentive grant value for the aggregate long-term incentives to be granted to the executive officers as a group and individually. The Committee makes its determinations giving consideration to:

•
the grant practices of our peer group companies, which are contained in the independent compensation consultant's annual Report on Executive Compensation,

•
industry grant practices in general,
•
the value to be transferred in comparison to amounts granted by peer companies and industry surveys, and

•
the "burn rate" or percentage of outstanding shares that would be used.

For 2011, the Committee targeted 50% of the long-term incentive target grant value in stock options, 30% in PRSUs, and 20% in RSUs. For 2012 the Committee changed the mix of long-term incentives to 40% stock options, 40% PRSUs, and 20% RSUs. The Committee re-balanced the mix in order to place a greater emphasis on the 3-year objectives of the PRSUs. Individuals may be granted more or less than the target amounts for their positions, based on individual performance, past grant history, employment retention considerations, internal equity, and the Committee's evaluation of future promotability.

Stock Options.    Awards of stock options are intended to make a portion of executive officers' total direct compensation contingent on long-term stock price appreciation. In November 2011, each executive officer, including the NEOs, received an award of stock options. The number of options for each individual award was determined by applying 40% of the long-term incentive grant value targeted for that individual and dividing it by the value of a Company stock option.

The exercise price for all our stock option awards, including those for 2011 and for 2012, is equal to the closing share price on their date of grant.

The Committee has historically approved annual awards of stock options to be made effective the first business day following its Fall meeting, which is scheduled at least one year in advance. The Committee formally adopted this method of selecting the grant date for the annual awards in 2007. The Committee prefers this "mechanical" approach to selecting the grant date, rather than a "discretionary" approach, as it avoids having to make arbitrary judgments regarding timing of awards. To the extent newly hired or promoted executives receive an initial award of stock options, such options are priced at the closing price on a date no earlier than their actual start or promotion date.

Stock options vest over a three-year period, with one-third of the options vesting per year, beginning on the first anniversary of the grant. Stock options have a ten-year term, beginning with those awarded in 2012. For treatment of vesting upon certain termination events such as retirement or death within the three-year vesting period, see the discussion following the Grants of Plan-Based Awards table on page 49.

Restricted Stock Units.    Awards of RSUs are intended to encourage and promote retention. The number of RSUs for any individual award was determined by taking 20% of the long-term incentive grant value targeted for that individual and dividing it by the closing price of the Company's stock on the date of grant. The RSU awards for 2012 will vest over a three-year period, with one-third vesting per year, beginning on the first anniversary of the grant. In order that certain deduction limits under Section 162(m) of the Internal Revenue Code of 1986 not apply (see "Tax Implications of Executive Compensation"

on page 47), RSU awards for our executive officers, including our NEOs, require that the Company generate more than $50 million of net income in 2012 as a condition to the RSUs being earned and eligible for vesting. For treatment of vesting upon certain termination events such as retirement or death within the three-year vesting period, see the discussion following the Grants of Plan-Based Awards table on page 49.

Performance Awards.    Grants of PRSUs can be earned only by performance against established goals and vest three years from grant date. These awards are intended to serve two purposes: (1) encourage and reward performance and (2) assist in retention of key employees. Both the performance and continued employment requirements must be satisfied in order for the executive to earn the payout of the award. The performance goals are established by the Committee no later than its first meeting of the year.

For 2011, the target value of these awards was 30%, and for 2012 it is 40% of each officer's target long-term incentive grant value. The target number of PRSUs subject to any individual award was determined by dividing the value of the award targeted for that individual by the closing price of the Company's stock at year-end 2011.

The number and value of PRSUs granted for 2011 and 2012 that can actually be earned is determined by performance against the goals established by the Committee and can range from 0 to 200% of the target value.

The 2011 PRSUs have ROIC as the performance goal. Performance against the ROIC Target goal is determined by averaging the performance of the Company against the ROIC goal set by the Committee for each of the three years of their respective performance periods. The ROIC goal for 2011 was 16%. Performance against the 2011 ROIC goal was 101% of target. This will be averaged with the 2012 and 2013 performance to determine the actual number of shares earned under the 2011 PRSUs.

Performance — Payout Ratio between Minimum and Target Performance	2.5%	For each 1% of additional ROIC performance between minimum and target 2.5% of additional payout is earned
Performance — Payout Ratio between Target and Maximum Performance	4.0%	For each 1% of additional ROIC performance between target and maximum 4.0% of additional payout is earned
Maximum	200%	200% payout is earned when ROIC achievement is 20.0% or greater
Target	100%	100% payout is earned when ROIC achievement is 16.0%
Minimum	50%	50% payout is earned when ROIC achievement is 12.8%
No Payout	0%	0% payout is earned when ROIC achievement is less than 12.8%

The 2012 PRSUs are divided into two portions: 75% with an ROIC goal and 25% with TSR goals. The 2012 ROIC portion of the PRSU award is designed in the same manner as the 2011 ROIC PRSUs. TSR has been selected as an additional objective for the 2012 PRSUs based on the Committee's desire to further align the interests of our executives with those of our shareholders. Performance against the TSR goal is determined by comparing the performance of the Company's TSR with the TSR performance of the OSX index for the three year performance period of the PRSUs. The Committee believes that the OSX is an appropriate benchmark against which to compare the Company's TSR performance.

The following table summarizes the relationship between the Company's TSR performance when compared with the OSX index and the associated payout levels for the performance achieved:

Performance — Payout Ratio	3%	For each 1% that the Company outperforms/underperforms the OSX, payout increases/decreases by 3%
Maximum	200%	200% earned when the Company outperforms OSX by 33.33% or greater
Minimum	50%	50% earned when the Company underperforms the OSX by no less than 16.67%
No Payout	0%	0% earned when the Company underperforms the OSX by more than 16.67%

Notes:

•
20 consecutive trading day average TSR preceding the beginning and end of the performance period will be used;
•
Payout will be capped at 100% if absolute TSR is negative;
•
The maximum value of any award earned will not exceed four times the target value for the TSR component of the PRSUs.

Benefits, Retirement Programs and Perquisites.    We provide our executive officers with benefits and perquisites that the Committee has concluded are reasonable to assist in attracting and retaining qualified executives and, in the case of perquisites, for their convenience and safety. The Committee reviews each year the appropriateness of both the nature and type of benefits and perquisites, and the value and cost thereof.

Benefits and Retirement Programs.    We provide our executive officers, including our CEO and NEOs, the same health and welfare benefits that are broadly available to our U.S. non-union employees, with no other such benefits, programs or special features.

In addition to our Retirement Savings Plan, which is a qualified deferred compensation plan under Section 401(k) of the Internal Revenue

Code ("Code") and in which all U.S. employees, including executive officers, who meet the age, service and other requirements of the plan are eligible to participate, we offer a deferred compensation plan to our more highly compensated employees, including our executives. We do not provide defined benefit plans to our executive officers.

Our Deferred Compensation Plan is a nonqualified deferred contribution plan. It is designed to allow deferral of income from base salary and annual bonus and Company contributions that could have been made under our Retirement Savings Plan but for IRS limitations on deferrals of compensation into a tax-qualified plan. There is no "above-market" interest credited on any deferred compensation, as defined for proxy reporting purposes.

Mr. Carne is a participant in the pension plan provided to our U.K. employees, but his participation was frozen from the time he transferred to the U.S. in 2002.

Perquisites.    In 2011, our executive officers, including the NEOs, were eligible to receive financial planning services. The Committee believes it is in the interest of the Company to assist executives in handling their personal finances, particularly tax filing obligations, to prevent them from being a distraction to the executive or embarrassment to the Company. The CEO, COO and Senior Vice Presidents are eligible to use Company-leased aircraft for personal travel, provided they reimburse the Company for the incremental operating cost to the Company of any such use. There are no tax gross-ups for any reported income related to such perquisites.

The cost to the Company of all benefits and perquisites provided to executive officers is included in the Committee's independent compensation consultant's competitive analysis and in the annual "tally sheet" presentation to the Committee on total compensation paid to executives.

Part V — Other Matters Affecting Our Executive Compensation

Clawback of Incentive Compensation.    The Committee adopted an executive compensation clawback policy, and plan amendments to make this policy enforceable, in 2009. Pursuant to this policy and the plan amendments, if any executive officer commits fraud or intentional wrongdoing that results in a required financial restatement, the Company has the right to recover incentive and performance compensation paid or awarded within the past five years to such executive officer for the year restated, as well as for the two years prior to the year restated.

Stock Ownership Requirements.    In addition to stock ownership guidelines for directors set out in "Corporate Governance — Stock Ownership Guidelines" on page 21 of this Proxy Statement, the Company has stock ownership requirements for its executives and other key employees. Within three years of being appointed an executive or other key employee of the Company, or being promoted to a position requiring increased ownership, the executive or employee is required to directly own Common Stock having a market value or cost basis, whichever is higher, equal to at least the following multiple of his or her base salary:

LEVEL	BASE SALARY MULTIPLE
CEO	6
COO	4
Senior Vice President	3
Vice President	2
All Other Executive Long-Term Incentive Program Participants	2

All NEOs meet or exceed their ownership requirement. All others subject to this requirement meet or exceed their ownership requirement or are within the three-year period given to achieve compliance. The ownership interests of the NEOs individually, and executives as a whole, are set out in "Security Ownership of Management" on page 5 of this Proxy Statement.

Employment, Severance and Change-in-Control Arrangements

Employment Contracts.    We have no employment contracts with any of our executive officers.

Executive Severance Policy.    The Company has an Executive Severance Policy for all executive officers, including the NEOs. The Policy provides for salary continuation for 12 months for a covered executive if such executive's employment with the Company is terminated by the Company for any reason other than cause. Participation in the annual incentive plan is prorated through the last day of employment and determined based on achievement of the goals and objectives established for the applicable year, but no entitlements are earned during the severance period. The amount these payments would have been had any of the NEOs been terminated for any reason other than cause on December 31, 2011 is set out in the "Payments Under Executive Severance Policy" on page 54 of this Proxy Statement.

We provide executive severance because the Company recognizes the individual impact of the Company's need and ability to be able to freely make changes at the executive level, and of the relatively more difficult employment transition encountered when executive-level employees have been terminated with possibly little or no notice.

Change-in-Control Agreements.    The Company has change-in-control agreements with 12 executive officers, including Messrs. Moore, Sledge, Carne, Lemmer and Wright. Severance payments under these agreements would only be made were the executive officer to be terminated in connection with a change in control (i.e., "double trigger"). The agreements are described and the sums that would have been payable had an NEO been terminated on December 31, 2011, in connection with a change in control are outlined in "Payments Upon Termination In Conjunction With Change In Control" on pages 55-57 of this Proxy Statement.

We recognize that, as is the case with many publicly-held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions it may raise among our executive officers, may result in the departure or distraction of one or more of them to the detriment of the Company and our stockholders. Since we consider the establishment and maintenance of a sound and vital management team to be in the best interests of the Company and our stockholders, the Compensation Committee has determined that appropriate steps be taken to assure the Company of the continuation of service by certain executive officers, and to reinforce and encourage their attention and dedication to their assigned duties without distraction in circumstances arising from the possibility of a change in control. The Committee believes it important, should the Company or our stockholders receive a proposal for or notice of a change in control, or consider one itself, that our executives be able to assess and advise the Company whether such transaction would be in the best interests of the Company and our stockholders, and to take such other action regarding the transaction as our Board of Directors determines to be appropriate, without being influenced by the uncertainties of their own situation.

We also believe that entering into change-in-control agreements with some of our executive officers has helped us attract and retain the level of executive talent needed to achieve the Company's goals. The elements of the severance benefits and the amounts of each were approved by the Committee at the time the agreements were entered into, or most recently modified, based on the Committee's assessment of what was appropriate and competitive at that time. As a result, in prior years the Committee reduced the severance benefits provided by our change-in-control agreements by eliminating equity grants as one of the elements of payment upon a change-in-control and reducing the annual incentive compensation portion to the larger of any award earned in the last three years or target award, a decrease from the maximum award that could be earned. The Committee has eliminated tax gross-ups in agreements entered into since 2009.

Tax Implications of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of annual compensation that may be deducted by the Company in any year with respect to the NEOs. Certain performance-based compensation subject to performance criteria approved by stockholders is not subject to this deduction limitation, and as a result, annual incentive compensation paid pursuant to our Management Incentive Compensation Plan and stock options, RSU and PRSU awards granted under our Equity Incentive Plan generally will qualify as performance-based compensation and should be deductible.

The Committee is mindful of the limitation and has structured the various elements of our executive compensation to fall within the limit or the exception. The Committee and/or the Board of Directors, however, may from time to time, in circumstances it deems appropriate, award compensation that may not be deductible in order to, in its or their judgment, compensate executives in a manner commensurate with performance and the competitive market for executive talent.

Summary Compensation Table

The following table sets forth the compensation earned for services rendered to the Company for the fiscal year ended December 31, 2011, by Mr. Moore, our CEO; Mr. Sledge, our Chief Financial Officer; and the other NEOs.

The differences in the compensation of our named executive officers result from the fact that the Company's compensation philosophy is to pay competitively by position. In order to determine competitive levels, the independent compensation consultant, at the direction of the Compensation Committee, benchmarks each position against employees holding similar positions in our peer group and in the manufacturing industry in general. The Company's compensation policy and its benchmarking practices are explained in the Compensation Disclosure and Analysis section of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)(5)	All Other Compensation ($)(6)	Total ($)
Jack B. Moore	2011	1,045,808	0	2,839,973	2,559,989	697,135	(11,280)	216,798	7,348,423
Chairman, President	2010	987,654	0	3,013,037	3,709,219	1,317,530	75,381	267,526	9,370,347
and CEO	2009	900,000	0	981,000	1,458,234	4,500,000	151,767	192,025	8,183,026
Charles M. Sledge	2011	530,423	0	895,967	799,988	265,185	(32,520)	112,651	2,571,694
Sr. Vice President &	2010	493,827	0	1,021,983	1,176,352	494,074	85,482	156,332	3,428,050
Chief Financial Officer	2009	450,000	0	345,312	502,281	1,445,000	93,866	115,705	2,952,164
John D. Carne	2011	644,192	0	1,039,982	879,993	365,006	91,922	142,828	3,163,923
Executive Vice	2010	599,385	0	1,188,066	1,425,989	575,533	99,073	190,270	4,078,316
President & Chief	2009	540,000	0	392,400	575,192	1,662,000	119,137	177,260	3,465,989
Operating Officer
William C. Lemmer	2011	487,415	0	855,948	719,998	211,192	(31,733)	101,247	2,344,067
Sr. Vice President &	2010	458,885	0	1,021,983	1,176,352	397,899	184,560	147,980	3,387,659
General Counsel	2009	420,000	0	345,312	502,281	1,446,000	232,383	118,754	3,064,730
James E. Wright	2011	414,362	0	683,938	559,989	333,275	7,518	82,517	2,081,599
Sr. Vice President &	2010	397,758	0	861,093	963,220	333,568	29,386	113,227	2,698,252
President, Valves &	2009	375,000	0	274,680	445,572	1,024,005	78,425	98,171	2,295,853
Measurement
(1)
The amounts included in the "Stock Awards" and "Option Awards" columns represent the "grant date fair value" in 2011, 2010 and 2009 as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, regarding Stock Compensation ("ASC 718"), except as described in Footnote 2, below. For the PRSU stock awards granted on 1/1/2011 the fair value is

  $50.73 per share, the closing price of our Common Stock on the NYSE on that date. For the RSU stock awards granted on 11/16/2011, it is $51.24, the closing price on that date. For option awards also granted on 11/16/2011, which have an exercise price equal to the closing price on that date of $51.24 per share, the fair value calculated in accordance with ASC 718 is $14.47. For both RSU and stock option grants, the value shown is what is also included in the Company's financial statements. See the Company's Annual Report for the years ended December 31, 2011, 2010 and 2009 for a complete description of the valuation assumptions. Amounts included for 2011 PRSUs represent target. Threshold, target and maximum award levels are shown in the table below:

Name	Threshold ($)	Target ($)	Maximum ($)
Jack B. Moore	779,999	1,559,998	3,119,996
Charles M. Sledge	247,994	495,987	991,974
John D. Carne	299,992	599,984	1,199,968
William C. Lemmer	247,994	495,987	991,974
James E. Wright	201,982	403,963	807,926
(2)
PRSUs granted on January 1, 2010, and included in the "Stock Awards" values reported in the 2011 Proxy Statement's Summary Compensation Table were valued not at "grant date fair value" but at a value that included the impact of performance achievement, which was known at the time of disclosure. These PRSUs have been revalued using the "grant date fair value" for the 2010 "Stock Awards" in the Summary Compensation Table.

(3)
The amount shown for each NEO in the "Non-Equity Incentive Plan Compensation" column is attributable to (i) MICP annual incentive compensation awards earned in fiscal years 2011, 2010 and 2009, but paid in 2012, 2011 and 2010, respectively, as well as (ii) Performance Cash awards which were granted in lieu of PRSUs and earned in 2009.

(4)
For 2009, only non-qualified deferred compensation earnings are included.

(5)
Mr. Carne participated in the Cameron Deferred Contribution Pension Plan (formerly the Cooper Cameron (UK) Retirement Benefits Plan) until he transferred to the U.S. in 2002. The present value of the accumulated pension benefits is on page 52 of this Proxy Statement.

(6)
The figures set out as "All Other Compensation" for 2011 are comprised of the following two tables:

Name	Company Contributions to Retirement Savings Plan ($)	Company Retirement Contributions to NQ DC Plan ($)	Company Match Contributions in NQ DC Plan ($)	Total Other Annual Compensation attributable to retirement benefits ($)
Jack B. Moore	22,050	63,550	93,653	179,253
Charles M. Sledge	22,050	23,408	46,770	92,228
John D. Carne	22,050	29,242	58,484	109,776
William C. Lemmer	22,050	19,209	38,419	79,678
James E. Wright	22,050	15,088	19,618	56,756

Name	Spouse Travel ($)	Excess Life ($)	Welfare Benefits ($) *	Financial Planning Services ($)	Misc. ($)	Total Other Annual Compensation attributable to welfare benefits and perquisites ($)
Jack B. Moore	10,753	4,884	12,085	9,823	—	37,545
Charles M. Sledge	—	866	11,396	8,161	—	20,423
John D. Carne	6,090	4,709	11,577	10,676	—	33,052
William C. Lemmer	—	6,669	2,362	9,648	2,890	21,569
James E. Wright	925	1,883	11,211	10,135	1,607	25,761
*
Welfare benefits are the employer-paid portions of premiums for Medical, Dental, Life, AD&D and LTD paid for the benefit of the employee.

 Grants of Plan-Based Awards in Fiscal Year 2011

The following table provides information on non-equity incentive plan awards, stock options and Restricted Stock Units granted, and the grant date fair value of these awards.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)
								All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
									Exercise or Base Price of Option Awards ($/Sh)
Name	Award Type	Grant Date (1)	Committee Approval Date	Threshold ($) (c)(2)	Target ($) (d)(2)	Maximum ($) (e)(2)
Jack B. Moore	Annual MICP	1/1/2011	10/19/2010	522,904	1,045,808	2,091,616
	Performance RSU	1/1/2011	10/19/2010				30,751			1,559,998
	Annual RSU	11/16/2011	11/15/2011				24,980			1,279,975
	Annual Option	11/16/2011	11/15/2011					176,917	51.24	2,559,989
Charles M. Sledge	Annual MICP	1/1/2011	10/19/2010	265,212	530,423	1,060,846
	Performance RSU	1/1/2011	10/19/2010				9,777			495,987
	Annual RSU	11/16/2011	11/15/2011				7,806			399,980
	Annual Option	11/16/2011	11/15/2011					55,286	51.24	799,988
John D. Carne	Annual MICP	1/1/2011	10/19/2010	322,096	644,192	1,288,384
	Performance RSU	1/1/2011	10/19/2010				11,827			599,984
	Annual RSU	11/16/2011	11/15/2011				8,587			439,998
	Annual Option	11/16/2011	11/15/2011					60,815	51.24	879,993
William C. Lemmer	Annual MICP	1/1/2011	10/19/2010	243,708	487,415	974,830
	Performance RSU	1/1/2011	10/19/2010				9,777			495,987
	Annual RSU	11/16/2011	11/15/2011				7,025			359,961
	Annual Option	11/16/2011	11/15/2011					49,758	51.24	719,998
James E. Wright	Annual MICP	1/1/2011	10/19/2010	207,181	414,362	828,724
	Performance RSU	1/1/2011	10/19/2010				7,963			403,963
	Annual RSU	11/16/2011	11/15/2011				5,464			279,975
	Annual Option	11/16/2011	11/15/2011					38,700	51.24	559,989
(1)
A discussion of grant practices is included on pages 42-44 of this Proxy Statement.

(2)
The amounts shown reflect the MICP annual incentive compensation awards. In November 2010, our Compensation Committee established target MICP annual incentive compensation awards, expressed as a percentage of each NEO's 2011 base salary. The percentages are noted in "NEO Target-Award Opportunities" on page 40 of this Proxy Statement. In February 2011, the Committee approved individual and Company performance goals for the purpose of determining the amount to be paid out under the MICP for the year ended December 31, 2011. The dollar amount shown in the "target" column represents the target award of each NEO for 2011. The amount shown in the "maximum" column represents the maximum amount that could be paid under the MICP for 2011. The amount shown in the "threshold" column represents the amount payable if only the minimum level of Company achievement of performance goals had been attained, which is 50% of the target award. Please see "Compensation Discussion and Analysis — Executive Compensation Decision-making Process — Annual Incentive Compensation" on pages 40-44 of this Proxy Statement for more information regarding the Company's MICP and the 2011 MICP awards and performance measures.

(3)
The amounts included in the "Grant Date Fair Value of Stock and Option Awards" column represent the fair value on the date of grant, which was $50.73 per share for stock awards on 1/1/2011 and $51.24 per share for stock option awards on 11/16/2011, calculated using the closing price of our Common Stock on the New York Stock Exchange on the date of grant, and $14.47 for option awards, calculated using ASC 718.

(4)
Actual payouts of the MICP awards were approved in March 2012 and are included in the Summary Compensation Table on page 47.

The RSU awards approved by the Committee in November 2011, that can be earned by 2012 performance, were granted effective January 1, 2012 and are, therefore, not included in this table, but will be reflected in the "Grants of Plan-Based Awards in Fiscal Year 2012" table of the 2013 Proxy Statement.

Stock options normally vest at a rate of one-third per year over the first three years from date of grant and performance-based RSUs normally vest three years from date of grant. The impact of termination on vesting and exercisability of stock options, as well as the vesting of restricted stock awards, is set out below:

	Stock Options		RSU/PRSUs
Termination Circumstances	Vesting	Exercise Rights	Vesting	Exercise Rights
Voluntary	Ceases	90 days	Ceases	N/A
Age 60 with 10 years of service	Continues(1)	Lesser of 3 years or Grant Term	Continues(1)	N/A
Age 65 with 10 years of service	Continues(2)	Grant Term	Continues(2)	N/A
Death	Accelerates(3)	Lesser of 3 years or Grant Term	Accelerates(1)	N/A
Disability	Accelerates(3)	Lesser of 3 years or Grant Term	Accelerates(1)	N/A
Reduction in Force	Continues(1)	Lesser of 3 years or Grant Term	Continues(1)	N/A
For Cause	All vested and unvested shares forfeited	N/A	Ceases	N/A
Change-in-Control successor does not assume the award or grant a new one	Accelerates	Grant Term	Accelerates	N/A
(1)
In the event of termination within one year from the date of grant, the number of options or RSUs that vest for the year of termination will be reduced to a proportion that reflects the portion of the year employed.

(2)
In the event of termination within one year from the date of grant, the number of options or RSUs that vest for the year of termination will be reduced to a proportion that reflects the portion of the year employed, except for Executive Officers whose grants are not prorated.

(3)
In the event of termination by reason of death or long-term disability, the award shall immediately vest in full as of the date of death or the date of termination.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information about outstanding stock option awards classified as "exercisable" and "unexercisable" as of December 31, 2011, for our CEO, Chief Financial Officer and other NEOs, as well as RSU awards that were not yet vested as of December 31, 2011. The RSU awards approved by the Committee in November 2011, that can be earned by 2012 performance, were granted effective January 1, 2012 and are, therefore, not included in this table, but will be reflected in the "Outstanding Equity Awards at Fiscal Year-End" table of the 2013 Proxy Statement.

	Option Awards					Stock Awards
Name	Option Grant Date (1)(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Restricted Stock Grant Date (1)(4)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Jack B. Moore	11/9/2006	96,288	0	26.93	2013	11/6/2009	8,333	409,900
	11/15/2007	160,000	0	44.01	2014	1/1/2010	60,635	2,982,636
	11/13/2008	210,000	0	22.30	2015	10/20/2010	26,000	1,278,940
	11/6/2009	120,000	60,000	39.24	2016	1/1/2011	30,751	1,512,642
	10/20/2010	105,001	209,999	42.81	2017	11/16/2011	24,980	1,228,766
	11/16/2011	0	176,917	51.24	2021
Charles M. Sledge	11/15/2007	66,000	0	44.01	2014	11/6/2009	2,933	144,274
	11/13/2008	33,333	0	22.30	2015	1/1/2010	21,344	1,049,911
	11/6/2009	41,334	20,666	39.24	2016	10/20/2010	8,250	405,818
	10/20/2010	33,301	66,599	42.81	2017	1/1/2011	9,777	480,931
	11/16/2011	0	55,286	51.24	2021	11/16/2011	7,806	383,977
John D. Carne	8/31/2007	2,100	0	40.89	2013	11/6/2009	3,333	163,950
	11/15/2007	140,000	0	44.01	2014	1/1/2010	24,253	1,193,005
	11/6/2009	0	23,666	39.24	2016	10/20/2010	10,000	491,900
	10/20/2010	40,368	80,732	42.81	2017	1/1/2011	11,827	581,770
	11/16/2011	0	60,815	51.24	2021	11/16/2011	8,587	422,395
William C. Lemmer	11/15/2007	112,000	0	44.01	2014	11/6/2009	2,933	144,274
	11/6/2009	41,334	20,666	39.24	2016	1/1/2010	21,344	1,049,911
	10/20/2010	33,301	66,599	42.81	2017	10/20/2010	8,250	405,818
	11/16/2011	0	49,758	51.24	2021	1/1/2011	9,777	480,931
						11/16/2011	7,025	345,560
James E. Wright	11/15/2007	69,000	0	44.01	2014	11/6/2009	2,333	114,760
	11/13/2008	21,666	0	22.30	2015	1/1/2010	18,190	894,766
	11/6/2009	18,333	18,333	39.24	2016	10/20/2010	6,800	334,492
	10/20/2010	27,268	54,532	42.81	2017	1/1/2011	7,963	391,700
	11/16/2011	0	38,700	51.24	2021	11/16/2011	5,464	268,774
  (1)
  For better understanding of this table, we have included additional columns showing the grant date of stock options and restricted stock units.

  (2)
  Options awarded prior to 2009 are fully vested. The vesting schedules for the option awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
11/06/2009	33 1/3% vests each year for three years from date of grant	11/6/2012
10/20/2010	33 1/3% vests each year for three years from date of grant	10/20/2012, 10/20/2013
11/16/2011	33 1/3% vests each year for three years from date of grant	11/16/2012, 11/16/2013, 11/16/2014
  (3)
  Based on the closing price of our Common Stock as of December 31, 2011 of $49.19, as reported on the New York Stock Exchange.

  (4)
  The vesting schedules for RSU and PRSU awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
11/6/2009	33 1/3% vests each year for three years from date of grant	11/6/2012
1/1/2010	vests in three years from date of grant (performance-based)	1/1/2013
10/20/2010	33 1/3% vests each year for three years from effective date of grant	1/1/2013, 1/1/2014
1/1/2011	vests in three years from date of grant (performance-based)	1/1/2014
11/16/2011	33 1/3% vests each year for three years from date of grant	1/1/2013, 1/1/2014, 1/1/2015

Option Exercises and Stock Vested

The following table provides additional information about the value realized by the persons named in the Summary Compensation Table above on option exercises and stock award vesting during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jack B. Moore	75,000	1,752,332	53,340	2,751,738
Charles M. Sledge	61,667	2,258,180	16,934	873,636
John D. Carne	127,333	2,989,462	23,837	1,227,571
William C. Lemmer	127,954	3,680,023	20,736	1,067,241
James E. Wright	18,334	357,288	15,836	814,140

Pension Benefits Table

The following table discloses the years of credited service, and the actuarial present value of the accumulated pension benefits as of December 31, 2011, of our only NEO with a separate pension benefit.

Name	Plan name	Number of years of credited service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John D. Carne	UK Retirement Plan	11	667,234(1)	0
(1)
Converted to US dollars from UK pounds as of December 30, 2011 using exchange rate of 1.5547.

Nonqualified Deferred Compensation

Under our Deferred Compensation Plan, a participant can defer up to 20% of his/her base salary and up to 75% of his/her annual incentive bonus each year. The Company makes matching contributions under the Deferred Compensation Plan on behalf of each participant in an amount equal to 100% of the amount deferred up to the first six percent (6%) of the excess, if any, of a participant's "qualified compensation," as defined under the Deferred Compensation Plan, over the compensation limit applicable under Section 401(a)(17) of the Code. Both the participant deferrals and matching contributions are fully vested at all times. In addition, each year the Company makes retirement contributions under the Deferred Compensation Plan in an amount equal to the amount it makes under our Retirement Savings Plan. These retirement contributions become vested under the Deferred Compensation Plan after three years of service. The Deferred Compensation Plan is funded by means of a rabbi trust to allow participants to make investment choices similar to those available under the Company's Retirement Savings Plan.

Participants are not permitted to make withdrawals from the Deferred Compensation Plan prior to their termination of employment. Upon a participant's termination of employment, the participant's vested benefits may, at the option of the participant, be distributed in a single lump-sum payment or in annual installments between two and five years. If the participant is a "Specified Employee" as defined in the Deferred Compensation Plan, however, payment of his or her lump-sum or first installment will be delayed for six months.

The following table discloses contributions, earnings, withdrawals or distributions and balances of each of our CEO, Chief Financial Officer and other NEOs under our Nonqualified Deferred Compensation Plan during 2011. The amounts set out in this table are included in payments reported in the Summary Compensation Table.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings/Losses in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2011 ($)(1)
Jack B. Moore	93,653	157,203	(11,280)	0	1,278,458
Charles M. Sledge	50,400	70,178	(32,520)	0	674,051
John D. Carne	66,108	87,726	91,922	0	1,239,086
William C. Lemmer	86,331	57,628	(31,733)	0	1,431,662
James E. Wright	19,618	34,706	7,518	0	357,544
  (1)
  These amounts are composed of retirement contributions and match contributions earned under the Nonqualified Deferred Compensation Plan during 2011:

Name	Company Retirement Contributions to NQ DC Plan ($)	Company Match Contributions to NQ DC Plan ($)
Jack B. Moore	63,550	93,653
Charles M. Sledge	23,408	46,770
John D. Carne	29,242	58,484
William C. Lemmer	19,209	38,419
James E. Wright	15,088	19,618

Potential Payments upon Termination or Change in Control

The following describes potential payments that would be made to our NEOs under our plans and arrangements in the event of termination or a change in control.

Resignation or Retirement

Our executive officers, as well as our more highly compensated employees, will be entitled to payment of their account balances under both our 401(k) Plan, as well as our Nonqualified Deferred Compensation Plan, following termination for any reason. These plans are more fully described in the discussion of "Benefits, Retirement Programs and Perquisites" on pages 44-45 of this Proxy Statement and the balances of the NEOs in our nonqualified plans are set out in the "Nonqualified Deferred Compensation" table on page 53. Our executive officers, as well as any other employees with an outstanding award under our 2005 Equity Incentive Plan, if 60 years of age or older, are entitled following termination for any reason other than cause, unless they violate the one-year non-compete provision in our award agreements, to continued vesting of RSUs and performance awards and to an extended exercisability period for stock options, and, if 65 years of age or older, to continued vesting of stock options as well as RSUs and performance awards and to exercisability during the full life of their stock options. This plan is described in detail in "Long-Term Incentives" of the Compensation Discussion and Analysis on pages 42-44.

We do not have a supplemental executive retirement plan, or SERP, nor do we provide any continuing perquisite or health care benefits.

Payments Under Executive Severance Policy

As discussed in the Compensation Discussion and Analysis, we have an Executive Severance Policy under which all of the NEOs would be entitled to 12 months' salary continuation were they to be terminated by the Company for reasons other than cause, death, disability or retirement. They would also be entitled to any annual incentive award earned, reduced pro rata by that portion of the year post termination, under the terms of the incentive plan, the MICP. The following are the payments that would have been made to the NEOs if their employment had been involuntarily terminated on December 31, 2011.

Name	Salary Continuation($)	Earned MICP ($)	Total ($)
Jack B. Moore	1,065,500	697,135	1,762,635
Charles M. Sledge	541,500	265,185	806,685
John D. Carne	656,500	365,006	1,021,506
William C. Lemmer	494,800	211,192	705,992
James E. Wright	421,500	333,275	754,775

Payment Upon Change in Control with Continued Employment

In the event of a change in control that did not result in termination, all recipients of awards under our long-term incentive plan, which includes our NEOs, would be entitled to the accelerated vesting of stock options, RSUs and PRSUs pursuant to the terms of their award agreements. The definition of change in control in the award agreements is the same as the definition of change in control in our change-in-control agreements, a discussion of which can be found in the next section on pages 55-57, except that a change in control resulting from a merger or consolidation as defined in part (iii) of the definition does not occur unless the Company's stockholders own less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity.

The following table sets out the value of this acceleration that would occur in the event of a change in control under the terms of our long-term incentive awards.

		Vesting of Outstanding Awards
Name	Stock Options ($)(1)	Restricted and Performance Restricted Stock Units ($)(2)	Total ($)
Jack B. Moore	1,936,794	7,412,884	9,349,678
Charles M. Sledge	630,528	2,464,911	3,095,439
John D. Carne	750,547	2,853,020	3,603,567
William C. Lemmer	630,528	2,426,494	3,057,022
James E. Wright	530,328	2,004,493	2,534,821
  (1)
  The value of these awards shown is their intrinsic value, which is the regular in-the-money value of unvested awards, based on our December 31, 2011, closing share price.

  (2)
  The value of these awards shown is their face value, which is the current fair market value of unvested restricted stock units, based on our December 31, 2011, closing share price.

Payments Upon Termination in Conjunction with Change in Control

As discussed in the Compensation Discussion and Analysis, we have change-in-control agreements with Messrs. Moore, Sledge, Carne, Lemmer and Wright, as well as with six other executive officers. The change-in-control agreements entitle the executive, if the executive is discharged without "cause" or resigns for "good reason" in conjunction with or within two years of a "change in control," to a payment equal to three times: (i) base salary; (ii) the higher of the officer's target annual incentive award for the year of termination or highest such award earned by the officer during any of the past three years; and (iii) the value of annual benefits and perquisites. It also entitles the executive to accelerated vesting of options granted under the Company's long-term incentive plans and, in the event of a tender offer, the right to tender his or her shares of Common Stock to the Company, including those acquired by the exercise of stock options following an accelerated vesting, in proportion to the total number of shares actually tendered and at the tender offer price or fair market value of any exchanged security. The Agreements entered into prior to 2009 provided that if any payments made under the agreement would cause the executive to be subject to an excise tax because the payment is a "parachute payment" (as defined in the Internal Revenue Code), then the Company will pay the executive an excise tax premium in a sufficient amount to make the executive whole with respect to any additional tax that would not have been payable but for the excise tax provision. While the Company had agreed to provide a "tax gross-up" in pre-2009 agreements because it determined the appropriateness of the amount of the severance payment to be received by the terminated executive net of any special or additional excise taxes, the Compensation Committee has discontinued this feature for any agreements amended or entered into since 2009.

"Cause" means (i) a conviction by a court of competent jurisdiction, from which no further appeal can be taken, of a felony grade crime involving moral turpitude, or (ii) a willful failure to perform substantially one's duties with the Company (other than a failure due to physical or mental illness) which is materially and demonstrably injurious to the Company. No act or failure to act on anyone's part shall be considered "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company.

"Good reason" for termination includes any of the following events that occur without the executive officer's consent: a change in status, title(s) or position(s) as an officer of the Company that is not a promotion; a reduction in base salary; termination of participation in an ongoing compensation plan; relocation; failure of a successor of the Company to assume the objectives under the agreement; termination by the Company other than for cause; prohibition from engaging in outside activities permitted by the agreement; or any continuing material default by the Company in the performance of its obligations under the agreement.

A "change in control" of the Company will occur, for purposes of this agreement, if (i) any person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; (ii) the current members of the Board, or subsequent members approved by two-thirds of the current members, no longer comprise a majority of the Board; (iii) the Company is merged or consolidated with another corporation or entity and the Company's stockholders own less than 70% of the outstanding voting securities of the surviving or resulting corporation or entity; (iv) the Company is merged or consolidated with another corporation or entity and the consideration paid is part or all cash equivalent in value equal to 31% or more of the outstanding voting securities of the Company; (v) a tender offer or exchange offer is made and consummated by a person other than the Company for the ownership of 20% or more of the Company's voting securities; or (vi) there has been a disposition of all or substantially all of the Company's assets.

The following table sets out the payments that would be made in the event any of the NEOs had been terminated on December 31, 2011, as a result of a change in control of the Company, for reasons other than cause, death, disability or retirement, or if the officer terminated for "good reason," based on the assumptions set out below.

			Accelerated Vesting of Outstanding Awards
Name	Cash Severance Payment	Benefits/ Perquisites(1)	Stock Options(2)	Restricted Share Units(3)	Total
Jack B. Moore	$8,596,500	$65,724	$1,936,794	$7,412,884	$18,011,902
Charles M. Sledge	$3,379,500	$58,671	$ 630,528	$2,464,911	$ 6,533,610
John D. Carne	$4,075,500	$66,759	$ 750,547	$2,853,020	$ 7,745,826
William C. Lemmer	$3,122,400	$36,030	$ 630,528	$2,426,494	$ 6,215,452
James E. Wright	$2,356,515	$63,135	$ 530,328	$2,004,493	$ 4,954,471
    (1)
    Value of benefits/perquisite continuation would be paid out in cash at time of termination.

    (2)
    Intrinsic value of unvested options based on 12/31/11 closing share price of $49.19.

    (3)
    Value of unvested restricted stock units (including PSUs earned for 2011 performance) based on 12/31/11 closing share price.

Assumptions:

    1.
    Change in control assumed to have occurred 12/31/2011.

    2.
    All executives terminated on change in control date.

    3.
    Share price on date of change in control equal to 12/31/2011 closing price of $49.19.

    4.
    Base amount calculations based on taxable income for years 2005 - 2010 and annualized for the year in which executive commenced employment or was first subject to US income tax.

    5.
    All executives subject to maximum federal (35%), Medicare (1.45%) and excise taxes (20%), for a total effective tax rate of 56.45%.

    6.
    PSUs granted on 1/1/11 assumed to have been earned for 2011 service prior to termination (at 100% of target), but still subject to time-based vesting conditions as of termination date.

    7.
    All unvested stock options and RSUs vested upon change in control.

    8.
    Parachute value attributable to unvested stock options for calculation of excise tax gross-up calculated using a Black-Scholes model with the following inputs:

    (a)
    actual exercise price of each option

    (b)
    fair value of $49.19 per share

    (c)
    volatility of 42.6%

    (d)
    expected term of 2.8 years

    (e)
    risk-free rate of 0.38%

    9.
    Any bonuses paid for 2011 performance are considered to have been earned for services rendered, and not considered parachute payments for calculation of excise tax gross-up.

    10.
    Salary for purposes of severance calculation assumed to be equal to annual rates effective 12/31/11.

PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS — Proposal Number 4 on the Proxy Card

The Board of Directors has approved and recommends your approval of an amendment to our Amended and Restated Certificate of Incorporation that would provide for the declassification of the Board.

Our Board of Directors is currently divided into three classes and members of each class are elected to serve for staggered three-year terms. If the amendment is adopted, directors elected prior to the filing of the amendment with the Secretary of State of the State of Delaware (including directors elected at the 2012 Annual Meeting) will complete their three-year terms and, thereafter, our directors elected to fill expiring terms would be elected to one-year terms. Therefore, beginning with the 2014 Annual Meeting, a majority of the directors would be subject to annual election and beginning with the 2015 Annual Meeting, the declassification of the Board would be complete and all directors would be subject to annual election.

In approving the amendment, the Nominating and Governance Committee and the Board considered carefully the advantages of both classified and declassified boards. A classified board of directors provides continuity and stability in pursuing the Company's business strategies and policies, and reinforces the Company's commitment to a long-term perspective. Moreover, independent studies have concluded that a classified board increases the Board's negotiating leverage when dealing with a potential acquirer. The Board is aware that many investors believe these advantages are outweighed by the inability of stockholders to evaluate and elect all directors on an annual basis, and that annual election of directors is the trend in corporate governance generally, and within the Fortune 500 in particular. The Board has concluded that at this stage in the Company's development it is appropriate to recommend this Proposal to our stockholders for their consideration.

Approval of the amendment will result in Section A of Article SIXTH of the Certificate of Incorporation being amended in its entirety. A copy of Section A of Article SIXTH as it is proposed to be amended is attached to this proxy statement as APPENDIX A. If the proposed amendment is approved by our stockholders, the Board will also make conforming and technical changes to the Company's bylaws as may be necessary or appropriate to phase out the classification of the Board. If the proposed amendment is not approved, the Board will remain classified and the Company's bylaws will not be revised.

The Board recommends that you vote "FOR" the proposal to approve the amendment of the Company's
Certificate of Incorporation to provide for the annual election of all directors.

 PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE THAT THE COURT OF CHANCERY OF THE STATE OF DELAWARE BE THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS — Proposal Number 5 on the Proxy Card

The Board of Directors has approved and recommends your approval of an amendment to the Company's Certificate of Incorporation to add a new Article which would provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company's stockholders, (iii) any action asserting a claim against the Company or any of its directors, officers or other employees alleging a violation of the Delaware General Corporation Law or the Company's Certificate of Incorporation or bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine, except for any such action in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts or any such action in which a federal court has assumed exclusive jurisdiction of a proceeding.

The Company has been through the recent experience of being named a party in over 350 lawsuits all arising out of or related to the Deepwater Horizon incident. Fortunately, the Federal Rules of Civil Procedure allow for consolidation of related cases for the purposes of pleadings and discovery under the multi-district litigation (MDL) rules. These rules were adopted by Congress for the purpose of promoting economy and efficiency in the conduct of multiple lawsuits regarding the same matter. In addition, MDL proceedings provide judicial fairness and avoid conflicting results, as well as make the ability of a company to defend itself less disruptive and more economically feasible, principally by avoiding duplicative discovery. The Board is of the opinion that an exclusive forum provision for stockholder suits serves these same purposes.

The Board is aware that certain proxy advisors, and even some institutional holders, take the view that they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. The Board believes that it is more prudent to take preventive measures before the Company and almost all of its stockholders are harmed by the increasing practice of the plaintiffs' bar to rush to file their own claims in their favorite jurisdictions, not after.

The Board believes that our stockholders will benefit from having intra-company disputes litigated in the Delaware Chancery Courts. Although some plaintiffs might prefer to litigate matters in a forum outside of Delaware because another court may be more convenient or viewed as being more favorable to them (among other reasons), the Board believes that the benefits to the Company and its non-filing stockholders outweigh these concerns. Delaware offers a system of specialized Chancery Courts to deal with corporate law questions, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of litigation for all parties. These courts have developed considerable expertise in dealing with corporate law issues, as well as a substantial and influential body of case law construing Delaware's corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more predictability regarding the outcome of intra-corporate disputes. In addition, adoption of this amendment would reduce the risk that the Company could be involved in duplicative litigation in more than one forum, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware law. This amendment gives the Board the flexibility to consent to an alternative forum in the appropriate instances.

Approval of the amendment will result in a new Article FIFTEENTH being added to the Certificate of Incorporation, and the current Article FIFTEENTH being renumbered as Article SIXTEENTH. A copy of Article FIFTEENTH as it is proposed is attached to this Proxy Statement as APPENDIX B.

The Board recommends that you vote "FOR" the proposal to approve the amendment of the Company's Certificate of Incorporation to provide that the Court of Chancery of the State of Delaware be the exclusive forum for certain legal actions.

 PROPOSAL TO RESTATE THE COMPANY'S CERTIFICATE OF
INCORPORATION — Proposal Number 6 on the Proxy Card

The Board has approved and recommends your approval of the restating of the Company's Certificate of Incorporation. The restatement would incorporate all amendments to the Certificate of Incorporation approved by stockholders since the original Certificate of Incorporation was filed in 1994 and the Company completed its spin-off from its former parent in 1995. This would include amendments approved at this meeting, as well as prior amendments such as those changing the Company's name and increasing the number of authorized common stock filed in 2006 and 2007, respectively. In addition, the obsolete sections on Series A and Series B Preferred Stock, which were eliminated in 2007 and 2009, respectively, will be removed. As currently constituted, the Certificate, including amendments, numbers 60 pages, and if restated would number 10 pages. A restatement would make it more understandable and more easily navigable for stockholders, investors and other stakeholders. It would also be more economical in time, cost and resources if it were restated. The Company does business in 52 countries through 210 subsidiaries and is required to provide a certified copy of its Certificate to governments, regulators, customers and others an average of 200 times a year. A restatement would help streamline this process and the decisions of governments, regulators and others make based on this document.

The Board recommends that you vote "FOR" the proposal to approve a restatement of the Company's Certificate of Incorporation

 OTHER BUSINESS

The Board does not know of any business that will properly come before the Meeting other than that described above. If any other business should properly come before the Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxies.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires directors and executive officers of the Company, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership on Form 3 and changes in such ownership on Forms 4 and 5. Based on its review of the copies of such reports, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 2011, its directors, executive officers and stockholders with holdings greater than ten percent complied with all applicable filing requirements, with the exception of the following: 1) a transaction that was due to be reported on Form 4, Statement of Ownership of Securities, on December 7, 2011, was reported to the SEC on January 30, 2012, on a Form 5, Annual Statement of Changes in Beneficial Ownership of Securities, on behalf of David Ross; and 2) a transaction that was due to be reported on July 1, 2011, was reported on a Form 5 on February 13, 2012, on behalf of Douglas L. Foshee.

Stockholder Proposals and Nominations for the 2013 Annual Meeting

In order for a stockholder to be eligible to submit a proposal or nomination to the 2013 Annual Meeting, the stockholder must be a stockholder of record both when submitting the proposal or nomination and on the Record Date.

If a stockholder wishes to submit a proposal for possible inclusion in the Company's proxy statement and form of proxy for the 2013 annual meeting of stockholders, the notice must be in proper form and received at the principal executive offices of the Company no later than 5:30 p.m. CST on November 23, 2012. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act and the rules and regulations promulgated thereunder. If a stockholder wishes to submit a proposal at the 2013 annual meeting other than for inclusion in the Company's proxy statement and form of proxy for the 2013 annual meeting of stockholders, according to the Company's Bylaws, the notice must be in proper form and received by the Corporate Secretary of the Company at its principal executive offices no earlier than February 3, 2013 and no later than March 2, 2013.

To be in proper written form, a stockholder's notice of a proposal must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

(ii) the name and record address of such stockholder, (iii) a description of the full economic interest of such stockholder in the Company which would include, but is not limited to, the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder, and whether such interest is subject to or the result of any short position, synthetic swap, or forward shares, (iv) an undertaking to provide an update on the information regarding economic interest required by the preceding part as of 10 days prior to the meeting and no later than 7 days prior to the meeting, (v) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business, and (vi) an acknowledgement that such stockholder must appear in person at the annual meeting in order to bring such business before the meeting.

If a stockholder wishes to submit a director nomination to the Nominating and Governance Committee for consideration as a Company director nominee, the stockholder should follow the procedures set out in "Corporate Governance — Director Selection Process," on pages 6-7 of this Proxy Statement. If a stockholder wishes to submit a director nomination to the stockholders in opposition to the Company director nominees for inclusion in the Company's proxy statement and form of proxy for the 2013 annual meeting of stockholders, the notice must be in proper form and received at the Company's principal executive offices no later than 5:30 p.m. CST on November 23, 2012. If a stockholder wishes to submit such a nomination at the 2013 annual meeting other for inclusion in the Company proxy statement and form of proxy for the 2013 annual meeting, according to the Company's Bylaws, the notice must be in proper form and be received by the Corporate Secretary of the Company at its principal executive offices no earlier than February 3 and no later than March 4, 2013.

To be in proper written form, a stockholder's notice of a director nomination must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder, (ii) a description of the full economic interest of such stockholder in the Company which would include, but is not limited to, the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder, and whether such interest is subject to or the result of any short position, synthetic swap, or forward shares, (iii) an undertaking to provide an update on the information regarding economic interest required by the preceding part as of 10 days prior to the meeting and no later than 7 days prior to the meeting, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (v) an acknowledgement that such stockholder must appear in person at the annual meeting in order to nominate the persons named in its notice, and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Solicitation of Proxies

The Company has provided proxy materials to banks, brokers, and other financial fiduciaries and requested that such materials be promptly forwarded to the beneficial owners of Common Stock. The Company has retained Phoenix Advisory Partners to assist with the solicitation of proxies for a fee not to exceed $9,000, plus reimbursement for out-of-pocket expenses. In addition, solicitation of proxies may be made by directors, officers or employees of the Company. The cost of soliciting proxies and related services will be borne by the Company.

Electronic Delivery of Proxy Statement and Annual Report

Stockholders who received printed copies of the proxy materials can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save Cameron the cost of producing and mailing these documents, reduce the amount of mail you receive and help preserve environmental resources.

You may sign up for this option by:

•
following the instructions provided on your proxy card; or

•
following the instructions provided when you vote over the Internet.

If you choose to view future proxy statements and annual reports over the Internet and you are a street-name stockholder as of the applicable record date, you will receive an e-mail message next year containing the Internet address to use to access Cameron's proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on www.icsdelivery.com. You do not have to re-elect Internet access each year.

Householding of Annual Meeting Materials

In accordance with Notices previously sent to many of the street-name stockholders who share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as "householding," is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to stockholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at 713-513-3300. Street-name stockholders who are currently receiving householded materials may revoke their consent, and street-name stockholders who are not currently receiving householded materials may request householding of our future materials, by contacting Automatic Data Processing, Inc., either by calling toll free at 1-800-542-1061 or by writing to Broadridge, Householding Department, at the return address noted on your voter instruction card. If you revoke your consent you will be removed from the "householding" program within 30 days of Broadridge's receipt of your revocation, and each stockholder at your address will receive individual copies of our future materials.

 Stockholder List

A list of stockholders of record will be available for examination at the Company's corporate headquarters during normal business hours for a period of ten days prior to the Meeting.

Annual Report to Stockholders and Annual Report on Form 10-K

We are mailing our 2011 Annual Report to stockholders who elected to receive a printed copy of this Proxy Statement. Additional copies of Cameron's Annual Report to Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2011, are available without charge from our Investor Relations Department, 1333 West Loop South, Suite 1700, Houston, Texas 77027, 713-513-3300. Our SEC filings, including our 2011 Annual Report on Form 10-K, are available online, at no charge, at www.c-a-m.com, Investor Relations, SEC filings, or through the Securities and Exchange Commission's website at www.sec.gov.

By Order of the Board of Directors,
Grace B. Holmes Corporate Secretary

Appendix A

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CAMERON INTERNATIONAL CORPORATION
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Cameron International Corporation, a Delaware corporation, does hereby certify as follows:

FIRST:    That at a meeting of the Board of Directors of Cameron International Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

    RESOLVED, that the Board of Directors hereby in all respects approves and declares the advisability of amending the Certificate to amend Paragraph A of Article SIXTH of the Certificate to be and read in its entirety as follows:

      SIXTH:    A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than five (5) directors nor more than fifteen (15) directors, the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board of Directors. Except as may otherwise be provided pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock, at each annual meeting of stockholders all directors shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders and until their successors have been elected and qualified subject, however, to prior death, resignation, retirement, disqualification or removal from office; provided, that any director elected for a longer term before the 2013 annual meeting of stockholders shall hold office for the entire term for which he or she was originally elected. Any vacancy on the Board of Directors, however resulting, to include the increase in number of directors as provided for above, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor has been elected and qualified subject, however, to prior death, resignation, retirement, disqualification or removal from office.

SECOND:    That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this        day of                    , 2012.

By:
Name:
Title:

Appendix B

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CAMERON INTERNATIONAL CORPORATION
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Cameron International Corporation, a Delaware corporation, does hereby certify as follows:

FIRST:    That at a meeting of the Board of Directors of Cameron International Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

    RESOLVED, That the Board of Directors hereby in all respects approves and declares the advisability of amending the Certificate to add Article FIFTEENTH of the Certificate to be and read in its entirety as follows:

      FIFTEENTH:    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owned by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation's Certificate of Incorporation or bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of the consent to the provisions of this ARTICLE FIFTEENTH.

    FURTHER RESOLVED, That the current Article FIFTEENTH of the Certificate be renumbered to Article SIXTEENTH.

SECOND:    That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this        day of                    , 2012.

By:
Name:
Title:

Appendix C

RESTATED

CERTIFICATE OF INCORPORATION

OF

CAMERON INTERNATIONAL CORPORATION

The undersigned, Jack B. Moore and Grace B. Holmes, hereby certify that they are the Chairman, President and Chief Executive Officer, and the Corporate Secretary, respectively, of CAMERON INTERNATIONAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and do hereby further certify as follows:

  1.
  The name of the Corporation is Cameron International Corporation.

  2.
  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 1994, under the name Cooper Cameron Corporation, and was amended on April 28, 1995.

  3.
  A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995 and was amended on May 19, 1998, May 5, 2006 and December 11, 2007.

  4.
  The text of the Certificate of Incorporation of the Corporation hereby is amended and restated in its entirety as follows:

FIRST:    The name of the Corporation is Cameron International Corporation.

SECOND:    The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

FOURTH:    A.    The total number of shares of stock which the Corporation shall have authority to issue is 410,000,000, consisting of 400,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

B.    Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

FIFTH:    A.    The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation shall be required for the approval or authorization of any Business

Combination (as hereinafter defined); provided, however, that the eighty percent (80%) voting requirement shall not be applicable, and the provisions of the GCL and of this Certificate of Incorporation relating to the stockholder approval requirement, if any, shall apply to any such Business Combination if:

  (i)    The Continuing Directors (as hereinafter defined) of the Corporation by a two-thirds (2/3) vote have expressly approved the Business Combination either in advance of or subsequent to the acquisition of outstanding shares of Common Stock of the Corporation that caused the Related Person (as hereinafter defined) involved in the Business Combination to become a Related Person; or

  (ii)   if the following conditions are satisfied:

    (a)   The aggregate amount of the cash and the fair market value of the property, securities or other consideration to be received in the Business Combination by holders of the Common Stock of the Corporation, other than the Related Person involved in the Business Combination, is not less than the Highest Per Share Price (as hereinafter defined) (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Related Person in acquiring any of its holdings of the Corporation's Common Stock, all as determined by two-thirds (2/3) of the Continuing Directors; and

    (b)   A proxy statement complying with the requirements of the Securities Exchange Act of 1934, as amended, shall have been mailed at least 30 days prior to any vote on the Business Combination, to all stockholders of the Corporation for the purpose of soliciting stockholder approval of the Business Combination. The proxy statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed appropriate by two-thirds (2/3) of the Continuing Directors, the opinion of an investment banking firm selected by two-thirds (2/3) of the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of the outstanding shares of capital stock of the Corporation other than the Related Person involved in the Business Combination.

B.    For purposes of this Article FIFTH:

  (i)    The term "Business Combination" means (a) any merger, consolidation or share exchange of the Corporation or any of its subsidiaries into or with a Related Person, in each case irrespective of which corporation or company is the surviving entity; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with a Related Person (in a single transaction or a series of related transactions) of all or a Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any securities of a subsidiary) or a Substantial Part of the assets of any of its subsidiaries; (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or to or with any of its subsidiaries (in a single transaction or series of related transactions) of all or a Substantial Part of the assets of a Related Person; (d) the issuance or transfer of any securities of the Corporation or any of its subsidiaries by the Corporation or any of its subsidiaries to a Related Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation); (e) any reclassification of securities (including any reverse stock split), recapitalization or any other transaction involving the Corporation or any of its subsidiaries, that would have the effect of increasing disproportionately the voting power of a Related Person; (f) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person; and (g) the entering into of any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

  (ii)   The term "Related Person" shall mean any individual, corporation, partnership or other person or entity other than the Corporation or any of its subsidiaries which, as of the record date for the determination of stockholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 of the Regulations under the Securities Exchange Act of 1934 as in effect on the date of the approval and adoption of this Amended and Restated Certificate of Incorporation by the stockholders of the Corporation (collectively and as so in effect, the "Exchange Act")), are "Beneficial Owners" (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of twenty percent (20%) or more of the outstanding shares of Common Stock of the Corporation, and such term shall also include any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Notwithstanding the definition of "Beneficial Owners" in this subparagraph (ii), any Common Stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

  (iii)  The term "Substantial Part" shall mean more than twenty percent (20%) of the fair market value, as determined by two-thirds (2/3) of the Continuing Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

  (iv)  For the purposes of paragraph A(ii) (a) of Article FIFTH, in the event of a Business Combination in which the Corporation is the surviving corporation, the term "other consideration to be received" shall include, without limitation, Common Stock or other capital stock of the Corporation retained by stockholders of the Corporation other than Related Persons or parties to such Business Combination.

  (v)   The term "Continuing Directors" shall mean a director who either (a) was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person, or (b) was designated (before his or her initial election as Director) as a Continuing Director by two-thirds (2/3) of the then Continuing Directors.

  (vi)  A Related Person shall be deemed to have acquired a share of the Common Stock of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, the price paid for said shares shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

  (vii) The term "Highest Per Share Price" shall mean the highest price determined by two-thirds (2/3) of the Continuing Directors to have been paid at any time by the Related Person for any share or shares of Common Stock. In determining the Highest Per Share Price, all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. The Highest Per Share Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by the Related Person with respect to the shares of Common Stock of the Corporation acquired by the Related Person.

C.    Any amendment, change or repeal of this Article FIFTH, or any other amendment of this Certificate of Incorporation which would have the effect of modifying or permitting circumvention of this Article FIFTH, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least eighty percent (80%) of the outstanding voting stock of the Corporation entitled to vote; provided, however, that this Article FIFTH shall not apply to and such eighty percent (80%) vote shall not be required for, any such amendment, change or repeal recommended to stockholders by two-thirds

(2/3) of the Continuing Directors and such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the GCL and of this Certificate of Incorporation. For the purposes of this Article FIFTH only, if at the time when any such amendment, change, or repeal is under consideration there is no proposed Business Combination (in which event, the definition of Continuing Director in paragraph B(v) of this Article FIFTH would be inapplicable), the "Continuing Directors" shall be deemed to be those persons who are members of the Board of Directors of the Corporation at the time when this Amended and Restated Certificate of Incorporation was approved and adopted by the stockholders plus those persons who are Continuing Directors under paragraph B(v) of this Article FIFTH.

1/SIXTH:    A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than five (5) directors nor more than fifteen (15) directors, the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 1996 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1997 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 1998 annual meeting of the stockholders. At each annual meeting of stockholders beginning in 1996, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Or

2/SIXTH:    A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than five (5) directors nor more than fifteen (15) directors, the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board of Directors. Prior to the 2013 annual meeting of the stockholders, the directors shall be divided into three classes, designed Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Beginning with the 2013 annual meeting of the stockholders, directors shall be elected for a term expiring at the next subsequent annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. At such time as all directors are elected annually, the classification of the directors shall cease and all of the directors shall cease and all directors shall be deemed to be of a single class. Any vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor shall be elected and shall qualify.

B.    Any amendment, change or repeal of this Article SIXTH, or any other amendment of this Certificate of Incorporation which would have the effect of modifying or permitting circumvention of this Article SIXTH, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least eighty percent (80%) of the outstanding voting stock of the Corporation entitled to vote.

SEVENTH:    A.    Any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article SEVENTH as one class.

B.    Any amendment, change or repeal of this Article SEVENTH, or any other amendment of this Certificate of Incorporation which would have the effect of modifying or permitting circumvention of this Article SEVENTH, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least eighty percent (80%) of the outstanding voting stock of the Corporation entitled to vote.

EIGHTH:    A.    Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken only upon the vote of the stockholders at such annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the GCL.

B.    Any amendment, change or repeal of this Article EIGHTH, or any other amendment of this Certificate of Incorporation which would have the effect of modifying or permitting circumvention of this Article EIGHTH, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least eighty percent (80%) of the outstanding voting stock of the Corporation entitled to vote.

NINTH:    Elections of directors at an annual or special meeting of stockholders shall be by written ballot, unless the Bylaws provide otherwise.

TENTH:    A.    Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the entire Board of Directors, the Chairman of the Board of Directors or the President. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

B.    Any amendment, change or repeal of this Article TENTH, or any other amendment of this Certificate of Incorporation which would have the effect of modifying or permitting circumvention of this Article TENTH, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least eighty percent (80%) of the outstanding voting stock of the Corporation entitled to vote.

ELEVENTH:    Subject to the Bylaws of the Corporation, the officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

TWELFTH:    A.    Subject to paragraph C of this Article TWELFTH, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

B.    Subject to paragraph C of this Article TWELFTH, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

C.    Any indemnification under this Article TWELFTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraph A or B of this Article TWELFTH, as the case may be. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph A or B of this Article TWELFTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

D.    Notwithstanding any contrary determination in the specific case under paragraph C of this Article TWELFTH, and notwithstanding the absence of any determination thereunder, any present or former director or officer of the Corporation may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under paragraphs A and B of this Article TWELFTH. The basis of such indemnification by a court shall be a determination by such court that indemnification of such person is proper in the circumstances because he has met the applicable standards of conduct set forth in paragraph A or B of this Article TWELFTH, as the case may be. Neither a contrary determination in the specific case under paragraph C of this Article TWELFTH nor the absence of any determination thereunder shall be a defense to such application or create a presumption that such person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this paragraph D of this Article TWELFTH shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, such person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

E.    Expenses incurred by a person who is or was a director or officer of the Corporation in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article TWELFTH.

F.    The indemnification and advancement of expenses provided by or granted pursuant to this Article TWELFTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in paragraphs A and B of this Article TWELFTH shall be made to the fullest extent permitted by law. The provisions of this Article TWELFTH shall not be deemed to preclude the indemnification of any person who is not specified in paragraph A or B of this Article TWELFTH but whom the Corporation has the power or obligation to indemnify under the provisions of the GCL, or otherwise.

G.    For purposes of this Article TWELFTH, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article TWELFTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article TWELFTH, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article TWELFTH. For purposes of any determination under paragraph C of this Article TWELFTH, a person shall be deemed to have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this paragraph G of this Article TWELFTH shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this paragraph G of this Article TWELFTH shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in paragraphs A or B of this Article TWELFTH, as the case may be.

H.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article TWELFTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

I.    Notwithstanding anything contained in this Article TWELFTH to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by paragraph D of this Article TWELFTH), the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

J.    The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TWELFTH to directors and officers of the Corporation.

K.    In furtherance and not in limitation of the powers conferred by statute:

  (i)    the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article TWELFTH or Section 145 of the GCL; and

  (ii)   the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to affect indemnification as provided therein, or elsewhere.

L.    No amendment or repeal of this Article TWELFTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

THIRTEENTH:    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director to the full extent authorized or permitted by law (as now or hereafter in effect). Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article THIRTEENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

FOURTEENTH:    In furtherance and not in limitation of the powers conferred by statute, a majority of the entire Board of Directors is expressly authorized to adopt, repeal, alter or amend the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered or amended by the favorable vote of two-thirds (2/3) of the outstanding voting stock of the Corporation entitled to vote thereon, unless a higher vote is expressly required by the Bylaws for the adoption, repeal, alteration or amendment of any provision thereof.

3/FIFTEENTH:    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owned by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation's Certificate of Incorporation or bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity owning or purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of the consent to the provisions of this ARTICLE FIFTEENTH.

4/SIXTEENTH:    The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Cameron International Corporation has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Jack B. Moore, its Chairman, President and Chief Executive Officer, and attested by Grace B. Holmes, its Corporate Secretary and Chief Governance Officer, this        day of                     , 2012.

CAMERON INTERNATION CORPORATION

Name:	Jack B. Moore
Title:	Chairman, President and Chief Executive Officer

ATTEST:

Name:	Grace B. Holmes
Title:	Corporate Secretary

1This Article SIXTH will be replaced if Proposal 4 is approved by stockholders.

2The new Article SIXTH, in italics, will be included if Proposal 4 is approved by stockholders at this meeting.

3This new Article FIFTEENTH will be included if Proposal 5 is approved by stockholders at this meeting.

4If Proposal 5 is not approved at this meeting, this will remain Article FIFTEENTH.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01FUAC 1 U PX + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 1 through 6. 01 - C. Baker Cunningham 02 - Sheldon R. Erikson 03 - Douglas L. Foshee 04 - Rodolfo Landim 1. To elect four director nominees to our Board of Directors as Class II Directors: For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2012. 3. To conduct an advisory vote to approve the Company’s 2011 executive compensation. 4. To approve an amendment to the Company's Certificate of Incorporation to provide for the annual election of all directors. For Against Abstain 5. To approve an amendment to the Company's Certificate of Incorporation to provide that the Court of Chancery of the State of Delaware be the exclusive forum for certain legal actions. 6. To approve a restatement of the Company’s Certificate of Incorporation. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION 1234 5678 9012 345 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND sC123456789 C 1234567890 J N T 1 3 6 6 2 9 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 11, 2012. Vote by Internet • Go to www.envisionreports.com/CAM • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Proxy for Annual Meeting of Stockholder Solicited on Behalf of the Board of Directors - May 11, 2012 The undersigned stockholder(s) of Cameron International Corporation (“Cameron”) appoints each of Jack B. Moore and Grace B. Holmes proxy, with full power of substitution, to vote all shares of stock which the stockholder(s) would be entitled to vote if present at the Annual Meeting of Stockholders of Cameron on Friday, May 11, 2012 at 10:00 a.m. at Cameron’s corporate headquarters, 1333 West Loop South, Suite 1700, Houston, Texas, and at any adjournments thereof, with all powers the stockholder(s) would possess, if present. The stockholder(s) hereby revokes any and all proxies previously given with respect to such meeting. This proxy will be voted as specified on the reverse side, but if no specification is made, it will be voted: FOR the Nominees for Director (C. Baker Cunningham, Sheldon R. Erikson, Douglas L. Foshee and Rodolfo Landim); FOR the Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accountants for 2012; FOR an Advisory Vote to Approve the Company’s 2011 Executive Compensation; FOR an Amendment to the Company’s Certificate of Incorporation to Provide for the Annual Election of All Directors; FOR an Amendment to the Company’s Certificate of Incorporation to Provide that the Court of Chancery of the State of Delaware be the Exclusive Forum for Certain Legal Actions; FOR a Restatement of the Company’s Certificate of Incorporation; and in the discretion of the proxy on other matters as may properly come before the Meeting or any adjournment thereof. This card also constitutes voting instructions for any shares held for the stockholder in the Cameron Retirement Savings Plan and Cameron-sponsored Individual Account Retirement Plans, as described in the Notice of Meeting and Proxy Statement (Please sign and date on the reverse side.) . Proxy — Cameron International Corporation Agenda • Call to order • Introduction of Directors and Officers • To Elect Four Director Nominees to our Board of Directors as Class II Directors • To Ratify the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accountants for 2012 • To Conduct an Advisory Vote to Approve the Company’s 2011 Executive Compensation • To Approve an Amendment to the Company’s Certificate of Incorporation to Provide for the Annual Election of All Directors • To Approve an Amendment to the Company’s Certificate of Incorporation to Provide that the Court of Chancery of the State of Delaware be the Exclusive Forum for Certain Legal Actions • To Approve a Restatement of the Company’s Certificate of Incorporation • General Question and Answer Period This is your proxy. Your vote is important. It is also important that your shares are represented this Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card. Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 11, 2012. The Proxy Statement and Annual Report to Stockholders are available at www.eDocumentview.com/CAM. Cameron International Corporation 2012 Annual Meeting of Stockholders 10:00 a.m. CDT May 11, 2012 Cameron’s Corporate Headquarters 1333 West Loop, South - Suite 1700 Houston, Texas 77027 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.